Exhibit 10.1
ROBBINS & MYERS, INC.
CASH BALANCE PENSION PLAN
AMENDED AND RESTATED
October 1, 2010 Restatement

CERTIFICATE
     I, Jeffrey L. Halsey, of Robbins & Myers, Inc. and a member of its Corporate Benefits Committee, hereby certify that the attached document is a full, true and complete copy of the Robbins & Myers, Inc. Cash Balance Pension Plan, as amended and restated, as adopted by the Corporate Benefits Committee of Robbins & Myers, Inc., effective as of October 1, 2010.
     Dated this 22nd day of September, 2010.
/s/ Jeffrey L. Halsey

Jeffrey L. Halsey
Vice President, Human Resources

		Page

14.10	Special Rules Relating to Veterans’ Reemployment Rights under USERRA	47
14.11	Death During Qualified Military Service	47

SECTION 15-IN THE EVENT THE PLAN BECOMES TOP-HEAVY		47
15.1	Special Definitions	47
15.2	Special Top-Heavy Rules	48

FOREWORD
     Robbins & Myers, Inc., an Ohio corporation (the “Company”) previously adopted the Robbins & Myers, Inc. Cash Balance Pension Plan for Salaried Employees of Chemineer, Edlon and Pfaudler (the “Chemineer Plan”) effective July 1, 1994. The Company also adopted the Robbins & Myers, Inc. Pension Plan (the “Pension Plan”) effective February 1, 1957. Effective as of October 1, 1979, the Pension Plan was restated so as to become a Participating Group Plan, with each Supplement to the Pension Plan constituting a “SIMPLE plan” within the meaning of Internal Revenue Service regulations 1.414(l)-l (b)(1). The Pension Plan was subsequently amended and restated effective October 1, 1989, to provide, among other things, for the merger of the Supplement covering the Fairfield Participating Group into the Supplement covering the Robbins & Myers, Participating Group.
     Effective October 1, 1999, the Chemineer Plan was amended and restated, and renamed as the Robbins & Myers, Inc. Cash Balance Pension Plan (the “Plan”). Also, effective October 1, 1999, the Pension Plan merged into the Plan. The Plan was restated effective October 1, 2010 to include all the amendments for the purpose of complying with the (i) Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) (with technical corrections made by the Job Creation and Worker Assistance Act of 2002), (ii) Pension Funding Equity Act of 2004, (iii) American Jobs Creation Act of 2004, (iv) Katrina Emergency Tax Relief Act of 2005, (v) Gulf Opportunity Zone Act of 2005, (vi) Pension Protection Act of 2006 (“PPA”), (vii) U.S. Troop Readiness, Veterans’ Care, Katrina Recovery, and Iraq Accountability Appropriations Act, 2007, (viii) Heroes Earnings Assistance and Relief Act of 2008 (“Heart Act”), (ix) Emergency Stabilization Act of 2008, (x) Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), (xi) any other change in the Code or ERISA, or (xii) regulations, rulings, or other published guidance issued under the Code, ERISA or the legislative enactments listed in (i) — (x) above. The Plan is intended to meet the requirements of Section 401(a) of the Code.

SECTION 1-DEFINITIONS
     As used herein, unless otherwise defined or required by the context, the following words and phrases shall have the meanings indicated. Some of the words and phrases used in the Plan are not defined in this Section 1, but, for convenience are defined as they are introduced into the text.
     1.1 “Account” means the Account established and maintained for each Participant pursuant to the provisions of Section 3. Such Accounts are intended to be only bookkeeping accounts and neither the maintenance nor the making of credits thereto shall be construed as an allocation of assets of the Plan to, or a segregation of such assets in, any such Account, or otherwise as creating a right in any person to receive specified assets of the Plan. Benefits provided under the Plan shall be paid from the general assets of the Fund in the amounts, in the forms and at the times provided under the terms of the Plan.
     1.2 “Accrued Benefit” means, as of the time of reference, an annual amount of benefit, payable in the form of a single life annuity, commencing on a Participant’s Normal Retirement Date (or, if later, his Late Retirement Date), which such single life annuity is the Actuarial Equivalent of the Account with interest credited as provided under Subsection 3.3.
     1.3 “Actuarial Equivalent” means a benefit having the same value as the benefit which it replaces. Except as otherwise provided elsewhere in the Plan, such benefit shall be computed based on the interest rate, mortality table, and other factors, if any, as specified in Appendix A. In its approval of any other actuarially equivalent option to be made available under the Plan, the Committee shall specify the mortality basis, interest basis, and the basis of any other factors applicable in the determination of actuarial equivalence under such options; and such specification shall constitute an addendum to Appendix A of the Plan.
     1.4 “Actuary” means one or more actuaries chosen by the Company to provide actuarial services in connection with the administration of the Plan and who shall be enrolled under Subtitle C of Title III of ERISA.
     1.5 “Affiliate” means the Company and any other company which is related to the Company as (i) a member of a controlled group of corporations in accordance with Section 414(b) of the Code, (ii) a trade or business under common control in accordance with Section 414(c) of the Code, (iii) an affiliated service group within the meaning of Section 414(m) of the Code, or (iv) entities required to be aggregated with the Company under Section 414(o) of the Code. For the purposes under the Plan of determining whether or not a person is an Employee and the period of employment of such person, each such other company shall be included only for such period or periods during which such other company is so a member of a controlled group, affiliated service group or under common control.
     1.6 “Authorized Leave of Absence” means any absence authorized by the Company or an Employer following standard personnel practices, under uniform rules pursuant to Section 14.7, and provided that the Participant returns within the period specified in the Authorized Leave of Absence.

     1.7 “Beneficiary” means the person or persons, or other legal entity, who has been designated in accordance with Section 6.2 hereof to receive any benefits payable upon the death of a Participant.
     1.8 “Benefit Commencement Date” means, in the case of an annuity form of distribution, the first day of the first period with respect to which an amount is payable as a benefit pursuant to the Plan; in the case of a lump sum payment, the date as of which payment is to be made pursuant to the Plan.
     1.9 “Board” means the Board of Directors of the Company or its successor corporation.
     1.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     1.11 “Company” means Robbins & Myers, Inc., a corporation with its principal place of business in Dayton, Ohio.
     1.12 “Compensation” means an Employee’s total salary or wages from the Company or an Employer before deductions, including base pay, bonuses, commissions, overtime, incentive pay provided under an incentive pay plan maintained by his employer and any before-tax contributions made under any 401(k) plan or any amount deferred under Code section 125. Compensation does not include any severance pay, moving allowance, car allowance, awards or prizes, stock option or SAR payments, nonqualified deferred compensation, or imputed income under Code section 79 or 132, or such other similar payments under the Code and regulations thereunder. Notwithstanding the foregoing, Compensation in a Plan Year in excess of $150,000, subject to adjustment as provided in Code section 401(a)(17), shall be disregarded for all purposes under the Plan. Effective for limitation years beginning after December 31, 1997, Section 415 Compensation, to the extent used under the Plan, includes amounts which are contributed by the Company or an Employer pursuant to a salary deferral agreement and which are not includable in the gross income of the Participant under Code Sections. For limitation years beginning on and after January 1, 2001, as applied to the definition of compensation for purposes of Sections 1.15 “leased Employee” and 15.1 “Key Employee” of the Plan, compensation paid or made available during such limitation years shall include elective amounts that are not includible in the gross income of the employee by reason of Section 132(f)(4) of the Code. A Participant who is Totally and Permanently Disabled pursuant to section 4.3(a) shall be deemed for purposes of section 3.2 to receive Compensation during such period of Total and Permanent Disability prior to attaining age 65 at the same rate of Compensation as was in effect immediately prior to the commencement of such Total and Permanent Disability. Effective for Plan Years beginning after December 31, 1996, the family aggregation rules under the Code are no longer applicable.
          The annual Compensation of each Participant taken into account in determining benefits under the Plan for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Compensation means Compensation during the Plan Year, or such other consecutive twelve-month period over which Compensation is otherwise determined under the

Plan. The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the period beginning with or within such calendar year.
          Notwithstanding any other provision of this subsection to the contrary, if a Participant has a severance of employment with the Company or the Employers, Compensation for periods beginning on and after January 1, 2008 shall not include amounts paid or payable to the Participant following his severance from employment.
          For Participants covered under Supplement One, the $200,000 Section 401(a)(17)(B) pay limit is applied to all Plan Years beginning before December 31, 2001.
          Notwithstanding any other provision of the Plan, effective with respect to benefits accruing on and after January 1, 2009, if a Participant is absent from employment as an Employee to perform service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code), his Compensation will include any differential pay he receives or is entitled to receive from his employer. For purposes hereof, “differential pay” means any payment described in Code Section 3401(h)(2) as a payment made to the Participant by the Company or an Employer with respect to a period during which the Participant is performing service in the uniformed services while on active duty for a period of more than 30 days that represents all or a portion of the wages the Participant would have received if he had continued employment with the Company or an Employer as an Employee, provided such payments are made to all employees of the Employer and its Affiliates on reasonably equivalent terms and are included in compensation for all qualified retirement plans of the Company or the Employers and such Affiliates on reasonably equivalent terms.
     1.13 “Corporate Benefits Committee” or “Committee” means the group of persons as provided for in Section 11 who shall administer the Plan. The Corporate Benefits Committee shall be the “administrator” within the meaning of Section 3(16)(A) of ERISA.
     1.14 “Early Retirement Date” means the first day of the month coincident with or next following the date on which the Participant attains age 55.
     1.15 “Eligible Employee” means an Employee of the Company or an Employer (other than a leased employee within the meaning of Section 414(n) of the Code) who is compensated on a salaried or nonbargaining hourly basis; provided that such Employee is not currently an active participant in any other defined benefit pension plan to which the Company or his Employer contributes. The term “Eligible Employee” also includes individuals performing services for Process Supply, Inc. through a leasing agency on and after February 3, 1997, the date the Company acquired Process Supply, Inc., and before the date those individuals became employed by Edlon, Inc. Effective for Plan Years beginning after December 31, 1996, a leased employee is defined as any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary control and direction of the recipient.

     1.16 “Employee” means an individual who is employed by the Company or an Employer or Affiliate (including a leased employee within the meaning of Section 414(n) of the Code).
     1.17 “Employer” means any subsidiary or Affiliate of the Company which, with the consent of the Company, adopts the Plan for the benefit of some or all of its employees.
     1.18 “ERISA” means Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.
     1.19 “Fiduciary” means the Company, the Corporate Benefits Committee and the Funding Agent, but only with respect to the specific responsibilities of each for Plan and Fund administration, all as described in Section 11.
     1.20 “Fund” means all sums of money, insurance or annuity contracts, and all other property of every kind, from time to time held by the Funding Agent from which the benefits provided by this Plan will be paid.
     1.21 “Funding Agent” means the trustee or trustees and/or insurance company or companies selected by the Board to hold the funds of the Plan pursuant to a trust agreement or agreements or an insurance contract or contracts.
     1.22 “Hour of Service” means (a) one hour for each hour for which the Participant is paid, or entitled to payment, for the performance of duties during the applicable computation period for which his Hours of Service are being determined under the Plan; (b) one hour for each hour, in addition to the hours in Subsection (a) above, for which the Participant is directly or indirectly paid, or entitled to payment, based upon a period of time during which no duties are performed due to vacation, holiday, illness, disability, layoff, jury duty, military duty or other approved absence to a maximum of eight (8) hours per day and forty (40) hours per week, not to exceed 501 hours credited on account of any single, continuous period during which the Participant did not perform any duties; (c) one hour for each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to; and (d) Hours of Service credited in accordance with the rules of the Department of Labor regulations.
     1.23 “Inactive Participant” means an Employee who was a Participant, but who (1) has ceased to be a Participant under the Plan, but who remains in the employment of the Company or an Employer, (2) is in a status of employment with the Company or an Employer where he is not an Eligible Employee, or (3) is transferred to employment as an Employee of a nonparticipating Affiliate.
     1.24 “Late Retirement Date” means the first day of the month coincident with or next following the date the Participant actually retires after his Normal Retirement Date.
     1.25 “Limitation Year” means the calendar year.
     1.26 “Normal Retirement Date” means the first day of the month coincident with or next following the date on which a Participant attains his sixty-fifth (65th) birthday.

     1.27 “Participant” means an Eligible Employee who has qualified for participation in accordance with the terms of Section 2 hereof.
     1.28 “Participating Group” means each separate group of Employees which is classified by the Company, by specific reference to plant, location or otherwise, as constituting a separate Participating Group, in accordance with the resolution of the Board bringing such group under the Plan. Each such Participating Group shall be identified by a separate Supplement to the Plan. The Board may, by resolution, at its discretion, amend the Plan to add one or more Supplements, to be attached and made part of the Plan. Any such additional Supplements shall be effective with respect to any Participating Group listed and included therein as of the date listed in each Supplement.
     1.29 “Pay Credit Date” means July 1, 1994, or the date of the Employer’s inclusion in the Plan, if later.
     1.30 “Pension Plan” means the Robbins & Myers, Inc. Pension Plan (No. 21) effective as of February 1, 1957, as amended and restated.
     1.31 “Plan” means the Robbins & Myers, Inc. Cash Balance Pension Plan, as amended and restated, set forth herein or as amended from time to time.
     1.32 “Plan Year” means the 12-month period beginning October 1 and ending each September 30.
     1.33 “Retirement Benefit” means a lump sum payment or a series of monthly payments which are payable to an individual who is entitled to receive benefits under the Plan.
     1.34 “Service” means the aggregate of all periods of employment as an Employee with the Company or Affiliate. Service shall include (i) a period of up to 12 months of absence from employment for any reason other than because of quit, retirement or discharge, (ii) the period from the date an Employee quits, retires or is discharged to the date of his reemployment if he again becomes employed with the Company or Affiliate within 12 months of such quit, retirement or discharge and (iii) the aggregate of all periods of employment prior to July 1, 1994 for salaried employees of Chemineer, Edlon and Pfaudler. Service for purposes of vesting and eligibility under this Plan for employees of an organization whose business and/or assets are subsequently merged into or acquired by the Company or Affiliate shall include only the period of employment with such merged or acquired organization. Service shall also include such period of service in the armed forces of the United States as shall be required to be recognized under applicable federal law with respect to military service.
     1.35 “Spouse” means the person of the opposite sex to whom a Participant is lawfully married (under the laws of the jurisdiction in which such Participant is employed) throughout the one-year period immediately preceding, and ending on, the date of the Participant’s death.
     1.36 “Total and Permanent Disability” means a physical or mental condition resulting from a bodily injury or disease which entitles the Participant to receive disability insurance benefits under Title 11 of the Federal Social Security Act; provided, however, that in no event will a Participant be deemed to be Totally and Permanently Disabled after his attainment of his

Normal Retirement Date. If a Participant who is Totally and Permanently Disabled ceases to be such prior to his Normal Retirement Date, his employment shall be deemed to be terminated as of the date he so ceases to be Totally and Permanently Disabled, unless he returns to employment with the Company or an Employer within such period as the Committee shall prescribe.
     1.37 “Vested Terminated Participant” means a Participant whose employment has terminated but who is entitled to a benefit under the Plan in accordance with the provisions of Section 5.2.
SECTION 2-ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility.
(a)	Each Employee who was a Participant in the Robbins & Myers, Inc. Pension Plan on September 30, 1999 will automatically continue as a Participant in this Plan as a member of the Participating Group covered under Supplement One to this Plan, effective October 1, 1999.

(b)	Each Employee who was a Participant in the Robbins & Myers, Inc. Cash Balance Pension Plan for Salaried Employees of Chemineer, Edlon and Pfaudler on September 30, 1999 shall automatically continue as a Participant in this Plan effective October 1, 1999.

(c)	Each Employee who is a salaried employee of Moyno Oilfield Products at the Company’s Fairfield, California, or Willis, Texas facilities, and who was covered under the Pension Plan prior to October 1, 1999 shall automatically continue as a member of the Participating Group covered under Supplement Two to this Plan. The following individuals shall also automatically continue as a member of the Participating Group covered under Supplement Two to this Plan: Scott Hartings and Saeid Rahimian.

(d)	Each Employee who was a salaried employee of Moyno Oilfield Products at the Company’s Fairfield, California, or Willis, Texas facilities, and who was covered under the Pension Plan prior to October 1, 1999, but terminated employment with the Company between October 1, 1999 and December 31, 2000, is covered under Supplement Three of this Plan.

(e)	Each individual who became an Employee of the Company between January 1, 1999 and December 31, 1999, and who was eligible to participate in the Pension Plan upon completion of its one-year eligibility requirement shall be eligible to participate in this Plan on January 1, 2000.

(f)	Each individual who was an employee of Flow Control Equipment on December 31, 1999 shall become a Participant in this Plan as a Member of the Participating Group covered under Supplement Four to this Plan, effective January 1, 2000.

(g)	Each other individual who becomes an Eligible Employee after the Pay Credit Date shall become a Participant in this Plan on the date he becomes an Eligible Employee.
     2.2 Reemployment. If a Participant who previously terminated his employment is subsequently reemployed, the following additional rules shall be applicable.
(a)	Such Participant’s Service to the date he ceased employment shall be reinstated upon reemployment.

(b)	If the Participant forfeited any percentage of his Accrued Benefit under Section 5.1, there shall be credited to his Account upon reemployment an amount equal to the amount of such forfeiture of his Account increased by the interest credits under Section 3.3, calculated using the interest rate in effect from the date the Participant ceased employment to the date of reemployment.

(c)	If the Participant received a lump sum payment under Section 5.2(b) or (c) in connection with his prior termination and the Participant forfeited any percentage of his Accrued Benefit under Section 5.1, there shall be credited to his Account upon reemployment an amount equal to the sum of the amount of such lump sum payment plus interest credits thereon under Section 3.3, calculated using the interest rate in effect from the date such lump sum payment was made to the date of reemployment.

(d)	If the Participant is receiving periodic payments of his benefit and the Participant forfeited any percentage of his Accrued Benefit under Section 5.1, such periodic payments shall cease unless (1) he is reemployed on or after the April 1 of the calendar year after the calendar year in which he attained age 70-1/2 or (2) he elects not to have his periodic payments suspended.
          In either event, there shall be credited to the Participant’s Account upon reemployment the amount necessary to restore his Account to the amount the Participant had in his Account on the date he terminated employment (after any forfeiture pursuant to Section 5.1) increased by interest credits under Section 3.3 calculated using the interest rate in effect from the date he ceased employment to the date of his reemployment.
(e)	When the Participant subsequently terminates employment after reemployment, an amount equal to the following will be deducted from his Account (after any forfeiture under Section 5.1):
(1)	the portion of his Account attributable to the amount credited to his Account at his reemployment under paragraph (c) or (d), whichever is applicable, increased by the interest credits thereon under Section 3.3 after his reemployment, and

(2)	the Actuarial Equivalent amount, if any, of any periodic benefit payments made to the Participant after reemployment increased by interest credits under Section 3.3 from the date of payment.
     2.3 Transferred Employees.
(a)	An Employee who shall be transferred into employment which renders him eligible to become a Participant hereunder shall be credited with years of Service for all his employment with the Affiliates, before and after such transfer. He shall be credited with Pay-Based Credits for his employment with the Company or an Employer after such transfer as provided in Section 3.2.

(b)	Any Participant who shall become an Inactive Participant shall continue to accrue Service under this Plan (for purposes of determining eligibility to receive a benefit) during the period he is an Inactive Participant. His eligibility for a benefit under this Plan shall be determined on the basis of his Service before and after the date of such transfer. His benefit shall be determined on the basis of his Service and Compensation as of the date of transfer and on the applicable provisions under the Plan in effect on the date of transfer.
     2.4 Additional Exclusion. Notwithstanding any other provision contained herein, participation in the Plan shall be frozen as of December 31, 2005 and no person who is not a Participant in the Plan as of December 31, 2005 shall participate in the Plan.
SECTION 3-ACCOUNTS AND CREDITS TO ACCOUNTS
     3.1 Accounts. Except as otherwise provided in the Supplement applicable to a Participant’s Participating Group, an Account shall be established and maintained for each Participant to which credits shall be made pursuant to the provisions of this Section 3, subject to the limitations of Section 10. These Accounts are intended to be bookkeeping accounts only, and neither the maintenance nor the making of credits to the Account shall be construed as an allocation of assets of the Plan to, or a segregation of such assets in, the Account, or otherwise construed as creating a right in any person to receive specific assets of the Plan. Benefits provided under this Plan shall be paid from the general assets of the Fund in the amounts, in the forms and at the times provided under the terms of the Plan.
     3.2 Pay-Based Credits To Accounts. Except as provided in Section 3.1 or Section 3.4, for each calendar month an individual is both a Participant and an Eligible Employee on and after the Pay Credit Date but prior to the Benefit Commencement Date, an amount equal to a percentage of his Compensation for such month will be credited to the individual’s Account. The amount of such percentage, which shall vary depending on the Participant’s Employer and on the number of years of Service standing to the Participant’s credit as of the last day of such month, is set forth in Appendix B, attached. Notwithstanding the foregoing, credits provided as described in this Section shall cease as of December 31, 2005.

     3.3 Interest Credits to Accounts. Except as provided in Section 3.1 or Section 3.4, each Participant’s Account shall be increased by a factor equal to one fourth of the interest credit percentage for the applicable Plan Year as of the first day of each “Plan Year Quarter” (the three-consecutive calendar month period of the Plan Year, beginning on October 1, January 1, April 1 and July 1), after the Pay Credit Date but prior to the Benefit Commencement Date. Interest credits granted during a Plan Year Quarter are based on a Participant’s Account balance as of the end of the previous Plan Year Quarter. The interest credit percentage for the applicable Plan Year commencing after June 30, 1994 shall, except as is hereafter provided, be equal to the greater of (a) or (b) below:
(a)	the one-month average of One-Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release H.15(519) of the Board of Governors of the Federal Reserve System, over the period from (A) August 1 of the year immediately preceding the applicable Plan Year to (B) August 31 of the year immediately preceding the applicable Plan Year; or

(b)	3.5 percent.
If the one-month average is not a multiple of 1/4 percent, the closest higher interest rate which is a multiple of 1/4 percent shall be used.
     3.4 PPA Hybrid Interest Provisions. The following provisions are intended to comply with the PPA Hybrid Plan interest rules:
(a)	Preservation of Capital. Interest credits (or its equivalent) of less than zero shall in no event result in the Participant’s Account being less than the aggregate amount of Pay Based Credits credited to the Participant’s Account.

(b)	Market Rate of Interest. Interest Credits to a Participant’s Account shall not exceed a market rate of return (within the meaning of Section 411(b)(5)(B) of the Code) and shall be limited accordingly.

(c)	Interest Rate upon Plan Termination. Upon termination of the Plan, (A) if the interest credit rate (or an equivalent amount) under the Plan is a variable rate, then the rate of interest used to determine accrued benefits with respect to the Participant’s Account shall be equal to the average of the rates of interest used under the Plan during the 5-year period ending on the termination date, and (B) the interest rate and mortality table used to determine the amount of any benefit under the Plan payable in the form of an annuity payable at normal retirement age shall be the rate and table specified under the Plan for such purpose as of the termination date, except that if such interest rate is a variable rate, the interest rate shall be determined as provided in clause (A).
          Notwithstanding the cessation of Pay Based Credits as of December 31, 2005 as described in Section 3.2 above, Participants who have account balances under Section 3.1 as of

December 31, 2005 shall continue to receive Interest Credits described in Section 3.3 after December 31, 2005.
     3.5 Limitation on Credits. Notwithstanding the foregoing provisions of this Section 3, no credits pursuant to the foregoing provisions of this Section 3 shall be made to the Account of any Participant on and after the Benefit Commencement Date applicable to such Participant. However, a Participant shall continue to have amounts credited to his Account pursuant to Sections 3.2 and 3.3 if, during any Plan Year, the Participant is still employed by the Company or an Employer and receives benefits based upon attaining his “required beginning date” in accordance with Section 401(a)(9) of the Code. The additional benefit otherwise accruing during any such Plan Year by reason of the Participant’s continued employment during that Plan Year shall be reduced (but not below zero) by the Actuarial Equivalent value of the total benefit payments made to the Participant during such Plan Year.
     3.6 Prior Plan Account. Notwithstanding the above, an account shall be established and maintained for each Participant who accrued credits under the Eagle Industrial Products Corporation Cash Balance Pension Plan. The account shall consist of assets and liabilities transferred from the Eagle Industrial Products Corporation Cash Balance Pension Plan to the Robbins & Myers, Inc. Cash Balance Pension Plan for Salaried Employees of Chemineer, Edlon and Pfaudler and measured as of October 31, 1997, plus interest. Each such account shall be increased quarterly by a factor of one-quarter of the interest credit percentage for the applicable Plan Year. The interest credit percentage for each account under this paragraph is the same as that described in Section 3.3.
     SECTION 4-RETIREMENT BENEFITS
     4.1 Normal Retirement Benefit. Each Participant who retires from employment on his Normal Retirement Date is entitled to receive a Retirement Benefit, commencing on his Normal Retirement Date, equal to his Accrued Benefit as of his Normal Retirement Date, payable as provided in Section 7.
     4.2 Late Retirement Benefit. A Participant who is employed after his Normal Retirement Date is entitled to receive a Retirement Benefit equal to the Participant’s Accrued Benefit as of his Late Retirement Date. Payment of the Retirement Benefit will commence on the Participant’s Late Retirement Date, in the form provided in Section 7.
     4.3 Disability Retirement Benefit. A Participant may elect either (a) or (b) below, in the event the Participant becomes Totally and Permanently Disabled while employed by the Company or an Employer prior to attaining his Normal Retirement Date.
(a)	The Participant may elect to be treated, for purposes of Section 3.2, as though he continued to receive Compensation for the duration of the period during which he remains Totally and Permanently Disabled (but in no event after his attainment of his Normal Retirement Date) at the same rate of Compensation the Participant received immediately prior to becoming Totally and Permanently Disabled. If the Participant so elects, an Account shall continue to be maintained under the Plan on his behalf during such period of Total and Permanent Disability, and credits to such Account shall continue to be made for the duration of his Total and Permanent Disability in accordance with the applicable provisions of Section 3. When the Participant attains his Normal Retirement Date, he shall be entitled to receive a Retirement Benefit in accordance with the provisions of Section 4.1.
(b)	Alternatively, the Participant may elect:
(i) to have his Benefit Commencement Date occur as soon as practicable after the date on which he becomes Totally and Permanently Disabled. If selected, the Participant will receive a benefit as of his Benefit Commencement Date, payable as provided in Section 7. The benefit shall be the Actuarial Equivalent of his Accrued Benefit as of the date on which he became Totally and Permanently Disabled; or

(ii) to receive a lump sum benefit (determined under Appendix A) of his Accrued Benefit as of such Benefit Commencement Date. Notwithstanding the foregoing, no election pursuant to this Subsection 4.3(b)(ii) may be made by a married Participant unless the Participant’s Spouse consents to the election. The spousal consent must acknowledge the effect of the election, and be witnessed by a Plan representative or a notary public. A Participant is not entitled to further pay credits if an election is made pursuant to this Subsection 4.3(b).
     4.4 Early Retirement Benefit. An actively employed Participant who has attained his 55th birthday may elect to retire prior to his Normal Retirement Date. In such case, he shall receive a Retirement Benefit, commencing on his Normal Retirement Date, equal to his vested Accrued Benefit, if any, as of his Normal Retirement Date, payable as provided in Section 7.
          In lieu of the Participant’s Retirement Benefit commencing on his Normal Retirement Date, the Participant may elect, at any time on or after his termination of employment, a reduced Retirement Benefit to commence as of the first day of any month after the date of his termination but prior to his Normal Retirement Date. In such case the Participant shall receive a Retirement Benefit which is determined as the Actuarial Equivalent of his vested Accrued Benefit, determined under Appendix A. Such Retirement Benefit shall be payable as provided in Section 7.
     4.5 Nonduplication of Benefits. The amount of a Participant’s Retirement Benefits shall be reduced by that portion of any retirement income, payable from any source other than the Fund, to which he is entitled under any tax-qualified retirement plan maintained by the Company or an Employer (other than a profit sharing plan which is qualified under Section 401(a) of the Code) which is attributable to a period of employment for which he receives a benefit from this Plan, except that no such reduction shall be made with respect to that part of such retirement income which is attributable to contributions made by him. For the purpose of computing the amount of such reduction, any such retirement income, payment of which is to commence other than at the Employee’s Normal Retirement Date under this Plan, or payment of which is to be made on a basis other than a retirement income for life, shall be recomputed to its Actuarial Equivalent value on the basis of a retirement income for life commencing on such Normal Retirement Date.
SECTION 5-BENEFITS UPON TERMINATION OF EMPLOYMENT
     5.1 Benefit on Termination of Employment Prior to Retirement. Except as is otherwise hereinafter provided, a Participant who terminates employment shall have a nonforfeitable right to a percentage of his Accrued Benefit in accordance with the following vesting schedule:

Completed	Percentage of
Years of Service	Accrued Benefit

Less than 5	0%
5 or more	100%
          Notwithstanding the foregoing, a Participant’s Accrued Benefit shall be one hundred percent (100%) vested and non-forfeitable upon the first to occur of: (i) attainment of age sixty-five (65) while still employed by the Company, an Employer or an Affiliate, (ii) termination of employment by reason of Total and Permanent Disability, or (iii) death. Notwithstanding the foregoing provisions of this subsection, a Participant who accrued service continuously during the period January 1 through September 30, 1995, will be credited with a full year of service for that period of time for purposes of determining the Participant’s vested percentage.
          Notwithstanding the foregoing, the nonforfeitable right to a percentage of the Accrued Benefit of a Participant covered previously under the Robbins & Myers, Inc. Cash Balance Pension Plan for Salaried Employees of Chemineer, Edlon and Pfaudler and who had completed at least three, but fewer than five, years of Service with the Company prior to December 31, 1999 shall be as follows:

Completed	Percentage of
Years of Service	Accrued Benefit

3	20%
4	40%
5	100%
          Notwithstanding the foregoing, in addition to any other vesting event described in this Section 5.1, any Participant who has an hour of service with the Company on or after January 1, 2008, shall be vested in his Account in accordance with the following vesting schedule:

Completed	Percentage of
Years of Service	Accrued Benefit

Less than 3	0%
3 or more	100%
          The above vesting schedule shall apply solely to a Participant who is credited with an Hour of Service on or after the first day of the Plan Year beginning after December 31, 2007. Further, the above vesting schedule shall apply only to the portion of a Participant’s benefit under the Plan that is determined based on the value of his Account (the “cash balance formula”), except if such Participant has accrued benefits under both the cash balance formula and another formula under the Plan, the above vesting schedule shall also apply to the Participant’s benefits accrued under the non-cash balance formula.
          Notwithstanding any other provision of the Plan, effective August 9, 2006, if an amendment to the Plan is made that directly or indirectly affects the computation of a Participant’s vested interest in his Accrued Benefit, then in no event shall a Participant’s vested interest in the portion of his Accrued Benefit which accrued as of the effective date of such amendment (or, if later, the date such amendment is adopted), be (i) less than his vested interest in his Accrued Benefit immediately prior to such date or (ii) determined on and after the effective date of such amendment under a vesting schedule that is more restrictive than the vesting schedule applicable to his Accrued Benefit immediately prior to the effective date of such amendment. Any Participant with three or more Years of Vesting Service shall have a right to have his vested interest in his Accrued Benefit (including amounts accrued following the effective date of such amendment) continue to be determined under the vesting provisions in effect prior to the amendment rather than under the new vesting provisions, unless the vested interest of the Participant in his Accrued Benefit as amended is not at any time less than such vested interest determined without regard to the amendment. A Participant shall exercise his right under this Section by giving written notice of his exercise thereof to the Plan Administrator within 60 days after the latest of (i) the date he receives notice of the amendment from the Plan Administrator, (ii) the effective date of the amendment or (iii) the date the amendment is adopted.
     5.2 Commencement of Benefits to Vested Terminated Participants. Except as otherwise provided in a Supplement to this Plan, a Participant whose employment terminates and who is entitled to the benefit specified in the first paragraph of Section 5.1 above shall hereinafter be referred to as a “Vested Terminated Participant.” Except as is otherwise hereinafter provided, if a Vested Terminated Participant reaches his Normal Retirement Date, he shall be entitled to receive a Retirement Benefit, commencing on his Normal Retirement Date, equal to his vested Accrued Benefit as of his Normal Retirement Date, payable as provided in Section 7. Notwithstanding the foregoing,
(a)	A Vested Terminated Participant may elect to commence receiving benefits as of the first day of any month following the attainment of age fifty-five (55) and prior to his Normal Retirement Date, in which event he shall be entitled to a Retirement Benefit which is the Actuarial Equivalent of his vested Accrued Benefit (as determined under Appendix A) as of such Benefit Commencement Date, payable as provided in Section 7.

(b)	If the lump sum present value of a Vested Terminated Participant’s Accrued Benefit as of the date of termination of employment is $3,500 or greater (effective for Plan Years beginning after August 5, 1997, this amount is increased to $5,000), the Participant may elect that such benefit shall be paid to him, commencing as soon as practicable thereafter in the form provided for in Section 7.2 or Section 7.4, as applicable, or, subject to the spousal consent requirements of Section 7.4(c), in a cash lump sum; and

(c)	If the lump sum present value of a Vested Terminated Participant’s Accrued Benefit as of the date of his termination of employment does not exceed $3,500 ($5,000 for Plan Years beginning after August 5, 1997), such benefit shall be paid to him as soon as practicable thereafter in a cash lump sum. Effective for distributions made on and after March 28, 2005, the reference to $5,000 shall be lowered to $1,000.
SECTION 6-DEATH BENEFITS
     6.1 Benefit Payable in the Event of Death Before Retirement Benefit Commencement Date. If a Participant dies before the date payment of his Retirement Benefit payments begin, a benefit shall be payable to his Beneficiary as follows:
(a)	If the Participant’s Beneficiary is any person other than his Spouse, there shall be paid to such Beneficiary as of the first day of the month following the month in which the Participant’s death occurs an amount equal to the value of the Participant’s Account as of the last day of the month in which the death of the Participant occurs.

(b)	If the Participant’s Beneficiary is his Spouse, the Spouse is entitled to receive a Retirement Benefit for her life commencing on the first day of any month on or after the date of the Participant’s death. The benefit to the Spouse shall be a single life annuity, payable monthly. The annuity benefit is the Actuarial Equivalent of the Accrued Benefit to which such Participant would have been entitled had he terminated employment on his date of death, and commenced to receive a Retirement Benefit as of such date. The monthly amount of the Spouse’s benefit shall equal the monthly amount payable under a single life annuity where such single life annuity is the Actuarial Equivalent of the Retirement Benefit to which such Participant would have been entitled had he terminated employment on his date of death and commenced to receive a Retirement Benefit as of such date. Alternatively, the Spouse may request to receive, in lieu of any other benefits under the Plan to which she would otherwise be entitled, a distribution of the value of the Participant’s Account as of his date of death, payable as soon as practicable after the Participant’s death. Notwithstanding the immediately preceding sentence, the amount payable to the Spouse in the form of a single sum payment shall not be less than the Actuarial Equivalent of the annuity to which the Spouse would have been entitled had the Participant terminated employment on his date of death (or actual date of employment termination, if earlier), survived to the date as of which the lump sum payment to the Spouse is being calculated, commenced his benefit on such date in the standard benefit form for a Participant with a Spouse, and then died.

(c)	The foregoing provisions of this Section 6.1 shall apply in the case of the death of a Vested Terminated Participant only with respect to that portion of his Account (or Accrued Benefit) in which he is so vested on his date of death.
     6.2 Beneficiary.
(a)	A Participant who has a Spouse at the date of his death shall automatically be deemed to have designated such Spouse as his Beneficiary unless (i) the Participant designates a different Beneficiary, and the Spouse consents to the designation in writing, or (ii) it is established to the satisfaction of the Committee that the consent of the Spouse cannot be obtained because the Spouse cannot be located or because of other special circumstances.

For purposes of this Paragraph (a), the term Spouse shall also include an individual to whom the Participant was previously married to the extent so required under the terms of a qualified domestic relations order (within the meaning of Section 414(p) of the Code).

(b)	Subject to the provisions of Paragraph (a) above, a Participant may designate a Beneficiary or Beneficiaries to receive any death benefit payable under the Plan (other than amounts which are required to be paid to a surviving Spouse). Any such designation shall be made, and may be changed or revoked, by filing the appropriate form with the Committee. If more than one person is designated each shall have an equal share unless the designation directs otherwise. Any designation, change or revocation by a Participant shall be effective only if it is received by the Committee before the death of such Participant. For purposes of this Paragraph (b), the term “person” includes an individual, a trust or an estate. If no Beneficiary designation is on file with the Committee at the Participant’s death, or if any designation is not effective for any reason as determined by the Committee, the benefit payable under the Plan shall be paid to such Participant’s executor or administrator.
SECTION 7-PAYMENT OF BENEFITS
     7.1 Time of Payment. Payment of any benefit to which a Participant is entitled pursuant to the Plan shall commence as of such Participant’s Benefit Commencement Date. In no event shall payment of any benefit commence later than sixty days after the close of the Plan Year during which such Participant attains, or would have attained, his Normal Retirement Date or, if later, terminates his employment with the Company or Affiliate provided however, payment must begin no later than April 1 of the calendar year following the calendar year in which he attains age 70 1/2. Effective for Plan Years beginning after December 31, 1996, benefit payments must commence for a Participant who: (1) is a 5 percent owner (as described in Section 416 of the Code) no later than the April 1 of the calendar year following the calendar year in which the 5 percent owner attains age 70-1/2 ; or (2) is not a 5 percent owner, no later than the April 1 of the calendar year following the calendar year in which the Participant attains age 70-1/2 , or retires, whichever is later.
     7.2 Normal Form of Benefit. Except as otherwise provided in this Section 7, the normal form of benefit payable to a Participant shall be an annuity for the life of the Participant.
     7.3 Claim for Benefit. A Participant must file a claim for benefits before payment of benefits shall commence. The claim for benefits shall be in writing (in such form as the Corporate Benefits Committee designates) and shall specify the date on which pension payments are to commence, consistent with the provisions of the Plan with respect to commencement of benefits. The Participant shall certify in his claim for benefits whether or not he is married; if he is, he shall provide the name and date of birth of his Spouse. The certification by the Participant as to his marital status is binding upon the Participant.
     7.4 Qualified Joint and Survivor Annuity Form.
(a)	In General

Subject to the conditions set forth in this Section 7.4, if a Participant is married on the Benefit Commencement Date, the amount of each pension payment which otherwise would be payable to the Participant, shall be reduced on an Actuarial Equivalent basis. If the Participant’s Spouse survives the Participant, pension payments shall be payable under the Plan to the Participant’s surviving Spouse during the surviving Spouse’s remaining lifetime after the Participant’s death, in an amount equal to fifty percent (50%), or, if the Participant elects, one hundred percent (100%) of the Participant’s reduced pension payment. Effective for distributions with Benefit Commencement Dates on and after October 1, 2008, a Participant may elect a Qualified Optional Survivor Annuity which shall be the Actuarial Equivalent of a life annuity, with payment upon the Participant’s death to the surviving Spouse equal to seventy-five percent (75%) of the payment made during the life of the Participant.

(b)	Election to Waive the Qualified Joint and Survivor Annuity Form

A Participant may elect, during the election period specified below, to waive the qualified joint and survivor annuity form. If the Participant elects to waive the qualified joint and survivor annuity, pension payments shall be made in the normal form as provided in Section 7.2, or under the optional form selected by the Participant in accordance with Section 7.5.

An election to waive shall not take effect unless the Participant’s Spouse consents, in writing, to the election. No consent is valid unless the Participant has received a general description of the material features, and an explanation of the relative values of the optional forms of benefits available under the Plan in a manner that satisfies the notice requirements of Section 417(a)(3) of the Code. Further, if a benefit is immediately distributable, a Participant shall be informed of his right, if any, to defer receipt of the distribution. Notwithstanding any other provision of the Plan, effective for notices provided in Plan Years beginning on and after January 1, 2007, the foregoing notice regarding the right of a Participant to defer commencement of benefits to his Normal Retirement Age shall also include a description of the effect upon his retirement benefit if the Participant does not elect to defer payment as permitted under the Plan. The Corporate Benefits Committee, in its sole discretion, may waive the requirement for consent of the Spouse if the Participant establishes to the Corporate Benefits Committee’s satisfaction that the Spouse cannot be located, or because of other special circumstances.

An election to waive the qualified joint and survivor annuity form may be made at any time within the election period beginning on the date which is the 90th day preceding the Participant’s Benefit Commencement Date and ending on such Benefit Commencement Date. A Participant may revoke a waiver of the qualified joint and survivor annuity form at any time during the election period.

There is no limit on the number of times during the election period that a Participant may elect to waive the qualified joint and survivor annuity form or revoke a waiver.

(c)	Explanation

No earlier than 90 days, and no later than 30 days, before the Participant’s Benefit Commencement Date, the Corporate Benefits Committee furnishes the Participant with a written explanation of (i) the terms and conditions of the qualified joint and survivor annuity form, (ii) the Participant’s right to make, and the effect of, an election to waive the joint and survivor annuity form of benefit, (iii) the rights of the Participant’s Spouse to consent, or refuse to consent, to such waiver, and (iv) the Participant’s right to make, and the effect of, a revocation of an election to waive. Effective for Plan Years beginning after December 31, 1996, the written explanation described in section 417(a)(3)(A) of the Code may be provided after the Benefit Commencement Date. The 90-day applicable election period to waive the qualified joint and survivor annuity described in section 417(a)(6)(A) of the Code shall not end before the 30th day after the date on which such explanation is provided. The Secretary may, by regulations, limit the application of the clause above, except that such regulations may not limit the period of time by which the Benefit

Commencement Date precedes the provision of the written explanation other than by providing that the Benefit Commencement Date may not be earlier than termination of employment. A Participant may elect (with any applicable spousal consent) to waive any requirement that the written explanation be provided at least 30 days before the Benefit Commencement Date (or to waive the 30-day requirement under the above paragraph) if the distribution commences more than 7 days after such explanation is provided. The preceding 30-day waiver provision also shall apply to any notices subject to the 30-day notice requirement (such as a direct rollover notice).

Notwithstanding any other provision of the Plan, effective for distributions or benefits which commence in Plan Years beginning on and after January 1, 2007, the Plan Administrator shall provide the foregoing benefit notices no more than 180 days before a Participant’s Annuity Starting Date. A Participant may waive or revoke a waiver of the normal form of payment and elect, modify, or change an election of an optional form of payment by written notice delivered to the Plan Administrator at any time during the 180 day period ending on his Annuity Starting Date.

(d)	Termination of Marriage

The Spouse to whom the Participant was married at the Participant’s Benefit Commencement Date is entitled to the survivor annuity upon the death of the Participant after the Benefit Commencement Date, whether or not the Participant and such Spouse were married at the date of the Participant’s death.

(e)	Provisions Concerning Retroactive Annuity Starting Dates

Notwithstanding any provision hereof to the contrary, in the event that the written notification described in Section 7.4 is required and is provided to the Participant after the Participant’s Annuity Starting Date, the Participant’s Annuity Starting Date shall be deemed to be his “retroactive Annuity Starting Date” and payment of the Participant’s retirement income under the Plan shall be made or commence in accordance with Code Section 417(a), as applicable, and regulations and rulings issued pursuant thereto, and the following provisions of this subsection.
(1) Notification Requirement. In the event of a retroactive Annuity Starting Date, the written notification to the Participant required by Section 7.4 shall set forth the information described in Section 7.4 both as of his retroactive Annuity Starting Date and as of a date which is not more than 90 days after the date on which such written notification is provided to the Participant.

(2) Election of Retroactive Annuity Starting Date. In the event of a retroactive Annuity Starting Date, the Participant’s retirement income shall be determined and payable as of a date which is not more than 90 days after the date on which the written notification required by Section 7.4 is provided to the Participant, unless the Participant elects to have such retirement income determined and payable as of such retroactive Annuity Starting Date. The Participant may make such election on the appropriate form provided by the Committee and filed with the Committee within the election period described in this Section 7.4.

(3) Spousal Consent Requirement. In the event that (a) a Participant elects to receive his retirement income under the Plan determined as of a retroactive Annuity Starting Date, and (b) under the form of payment elected by such Participant, the benefit payable to the Participant’s Spouse upon the Participant’s death would be less than the benefit payable to such surviving Spouse after the Participant’s death if the Participant had elected to receive a qualified joint and 50% survivor annuity determined and payable as of the date on which his retirement income payments actually commence, then the Participant’s Spouse must consent in writing to the Participant’s election of such retroactive Annuity Starting Date. Such spousal consent requirement shall be satisfied if the Participant’s Spouse consents in the manner provided in Section 7.4 to the Participant’s election to receive his retirement income in a form other than that provided under a qualified joint and survivor annuity.

(4) Make-up Payments with Interest. In the event that a Participant elects (with spousal consent, if applicable) to receive his retirement income under the Plan determined as of a retroactive Annuity Starting Date, the Participant shall receive a make-up payment to reflect any missed payment or payments for the period from the retroactive annuity Starting Date to the date of the actual make-up payment, with an appropriate adjustment for interest from the date the missed payment or payments would have been made (including, if applicable, a payment of the single-sum value of the Participant’s retirement income) to the date of the actual make-up payment.

(5) Future Payment Amount. If the Participant elects (with spousal consent, if applicable) to receive his retirement income determined as of a retroactive Annuity Starting Date and the Participant receives his retirement income in a form other than a single-sum payment, the retirement income payments that commence after he has received the notification required by Section 7.4, other than any required make-up payment, shall be in an amount that is equal to the amount that would have been paid to the Participant had payments actually commenced on his retroactive Annuity Starting Date.

(6) Code Section 415 Compliance. Except in the case where payment of the Participant’s retirement income (other than a form of payment that is subject to Code Section 417(e), including lump-sum distributions and other forms of distribution that provide payments in the form of a decreasing annuity or for a period less than the life of the recipient) commences no more than 12 months after the retroactive Annuity Starting Date, payment of the Participant’s retirement income, including any interest adjustments, shall satisfy the requirements of Code Section 415 if the date retirement income payments actually commence is substituted for the retroactive Annuity Starting Date for all purposes, including for purposes of determining the applicable interest rate and the applicable mortality table described in Section 1.3.
     7.5 Optional Forms of Benefit.
(a)	Subject to the conditions set forth below, a Participant may elect an optional form of benefit in the form of a single lump sum or a reduced lifetime retirement income as described in the following subsection. Unless otherwise specified, the optional form of benefit shall be the Actuarial Equivalent of the standard form of benefit set forth in Section 7.2 (as determined under Appendix A). A Participant who is married on the Benefit Commencement Date must submit an election to waive the qualified joint and survivor annuity form in accordance with Section 7.4(b) and which is in effect on the Benefit Commencement Date.

(b)	Lump Sum Payment. Effective October 1, 1999, a Participant may elect a single lump sum payment which shall equal to the greater of: (i) the Actuarial Equivalent of the standard form of benefit set forth in Section 7.2 or (ii) the balance of the Participant’s Account. Notwithstanding the foregoing, effective for distributions made on or after October 1, 2010, the lump sum amount of a Participant’s benefit shall be equal to the balance of the Participant’s Account under the Plan as of the distribution date.

(c)	Reduced Lifetime Retirement Income. In the event of the Participant’s death prior to receiving 120 monthly payments, the same amount of retirement income shall be paid to his Beneficiary until a combined total of 120 monthly payments have been made. If both the Participant and his Beneficiary die before a total of 120 monthly payments have been made, the monthly retirement income payments will continue to the Beneficiary of the last payee for the remainder of the 120-month period. Subject to the conditions set forth below, a Participant may elect an optional form of benefit provided in this Section 7.5. The optional benefit form shall be the Actuarial Equivalent of the standard form of benefit set forth in Section 7.2. A Participant who is married on the Benefit Commencement Date must submit an election to waive the qualified joint and survivor annuity form, elected in accordance with Section 7.4(b), and which is in effect on the Benefit Commencement Date.

     7.6 Cash-out of Accrued Benefit. Notwithstanding any other provision of the Plan to the contrary, if the Actuarial Equivalent value of a Participant’s vested Accrued Benefit as of the date of his termination of employment does not exceed $3,500 ($5,000 after August 5, 1997), such vested Accrued Benefit (or vested Account value, if greater) shall be paid to him as soon as practicable thereafter in a cash lump sum. Effective for automatic distributions made pursuant to this Section 7.6 on and after March 28, 2005, the reference to $5,000 shall be lowered to $1,000.
     7.7 Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article 7.7, a distributee may elect, at the time and in the manner prescribed by the Pension Administration Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.
     Definitions:
(a)	Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include:
(i)	any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of 10 years or more;

(ii)	any distribution to the extent such distribution is required under Section 401(a)(9) of the Code;

(iii)	the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);

(iv)	any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code; and

(v)	any distribution with a value of $200 or less.
               Notwithstanding the foregoing, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be paid only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b)	Eligible retirement plan: An eligible retirement plan is one of the following that accepts the distributee’s eligible rollover distribution: an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code, an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and agrees to separately account for amounts transferred into such plan from this Plan, or, effective for distributions made on or after January 1, 2008, a Roth IRA described in Section 408A of the Code, provided that for distributions made prior to January 1, 2010, such rollover to a Roth IRS shall be subject to the Participant income and any other limitations contained in Code Section 408A(c)(3)(B). This definition of eligible retirement plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. In addition, effective for distributions made on or after October 1, 2010, an “eligible rollover distribution” shall include a distribution on behalf of a non-Spouse beneficiary, but only if such distribution is paid in a direct rollover to an individual retirement account or annuity described in Section 408(a) or (b) of the Code that is established on behalf of the non-Spouse beneficiary and that will be treated as an inherited individual retirement account or annuity pursuant to Section 402(c)(11) of the Code. Notwithstanding anything herein to the contrary, only one eligible retirement plan may be designated with respect to any eligible rollover distribution.

(c)	Distributee: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse. Further, an Employee’s or former Employee’s non-Spouse beneficiary is a distributee with regard to the interest of the non-Spouse beneficiary.

(d)	Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee. Notwithstanding anything herein to the contrary, only one direct rollover may be made with respect to any eligible rollover distribution.
     7.8 Minimum Required Distributions. The provisions of this Section 7.8 take precedence over any inconsistent provision of the Plan; provided, however, that the provisions of this Section are not intended to create additional forms of payment that are not otherwise provided under Section 7.

          To the extent required under Code Section 401(a)(9), all distributions made from the Plan shall be determined and made in accordance with the provisions of Code Section 401(a)(9) and the Treasury Regulations issued thereunder, as set forth in this subsection.
(a)	Time and Manner of Distribution.
(1) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.
(2) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(i)	If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(ii)	If the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)	If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Subsection 7.8(a)(2), other than Subsection 7.8(a)(2)(i), will apply as if the surviving Spouse were the Participant.
          For purposes of this Subsection 7.8(a)(2) and Subsection 7.8(d), distributions are considered to begin on the Participant’s Required Beginning Date (or, if Subsection 7.8(a)(2)(iv) applies, the date distributions are required to begin to the surviving Spouse under Subsection 7.8(a)(2)(i)). If annuity payments irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Subsection 7.8(a)(2)(i)), the date distributions are considered to begin is the date distributions actually commence.

(3) Form of Distribution. As of the first Distribution Calendar Year distributions will be made in accordance with Subsection 7.8(b), (c) and (d) of this subsection. Any part of the Participant’s interest which is in the form of an individual account described in Code §414(k) will be distributed in a manner satisfying the requirements of Code §401(a)(9) and the Treasury Regulations that apply to individual accounts.
(b)	Determination of Amount to be Distributed Each Year.
(1) General Annuity Requirements. If the Participant’s interest is paid in the form of annuity distributions under the Plan, payments under the annuity will satisfy the following requirements:
(i)	The annuity distributions will be paid in periodic payments made at intervals not longer than one year;

(ii)	The distribution period will be over a life (or lives) or over a period certain not longer than the period described in Subsections (c) or (d);

(iii)	Once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum period permitted;

(iv)	Payments will either be non-increasing or increase only as follows:
i.	By an annual percentage increase that does not exceed the annual percentage increase in a cost-of-living index that is based on prices of all items and issued by the Bureau of Labor Statistics;

ii.	To the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the beneficiary whose life was being used to determine the distribution period described in Subsection (c) dies or is no longer the Participant’s beneficiary pursuant to a qualified domestic relations order within the meaning of Code §414(p);

iii.	To provide cash refunds of employee contributions upon the Participants death; or

iv.	To pay increased benefits that result from a Plan amendment.
(2) Amount Required to be Distributed by Required Beginning Date. The amount that must be distributed on or before the Participant’s Required Beginning Date (or, if the Participant dies before distributions begin, the date distributions are required to begin under Subsection (a)(2)(i) or (a)(2)(ii)) is the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g. bi-monthly, monthly, semi-annually or annually. All of the Participant’s benefit accruals as of the last day of the first Distribution Calendar Year will be included in the calculation of the amount of the annuity payments for the payment intervals ending on or after the Participant’s Required Beginning Date.
(3) Additional Accruals After First Distribution Calendar Year. Any additional benefits accruing to the Participant in a calendar year after the first Distribution Calendar Year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.
(c)	Requirement for Annuity Distributions that Commence During Participant’s Lifetime.
(1) Joint Life Annuities Where the Beneficiary is not the Participant’s Spouse. If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a non-Spouse beneficiary, annuity payments to be made on or after the Participant’s Required Beginning Date to the Designated Beneficiary after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A-2 of Section 1.401(a)(9)-6T of the Treasury Regulations. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a non-Spouse beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the Designated Beneficiary after the expiration of the period certain.
(2) Period Certain Annuities. Unless the Participant’s Spouse is the sole Designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s Spouse is the Participant’s sole Designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, determined under this Subsection (c)(2), or the joint life and last survivor expectancy of the Participant and the Participant’s Spouse as determined under the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and spouse’s birthdays in the calendar year that contains the annuity starting date.
(d)	Requirements for Minimum Distributions Where Participant Dies before Date Distribution Begins.
(1) Participant Survived by Designated Beneficiary. If the Participant dies before the date distribution of his or her interest begins and there is a Designated Beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in Subsection (a)(2)(i) or (a)(2)(ii), over the life of the Designated Beneficiary or over a period certain not exceeding:
(i)	Unless the annuity starting date is before the first Distribution Calendar Year, the life expectancy of the Designated Beneficiary determined using the beneficiary’s age as of the beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or

(ii)	If the annuity starting date is before the first Distribution Calendar Year, the life expectancy of the Designated Beneficiary determined using the beneficiary’s age as of the beneficiary’s birthday in the calendar year that contains the annuity starting date.
(2) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(3) Death of Surviving Spouse Before Distributions to Surviving Spouse Begin. If the Participant dies before the date distribution of his or her interest begins, the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary and the surviving Spouse dies before distributions to the surviving Spouse begin, this Subsection (d) will apply as if the surviving Spouse were the Participant, except that the time by which distributions must begin will be determined without regard to Subsection (a)(2)(i).

(e)	Definitions.
(1) Designated Beneficiary. The individual who is designated as the beneficiary under Section 1.7 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4 of the Treasury Regulations.
(2) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to Subsection 2.
(3) Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.
(4) Required Beginning Date. Required Beginning Date means the April 1 of the year following the year in which the Participant attains age 70 1/2.
SECTION 8-CONTRIBUTIONS
     8.1 Contributions by Participants. The entire cost of this Plan shall be borne by the Company and the Employers and no contributions shall be required or permitted of Participants.
     8.2 Contributions by Employers. The Company and Employers intend, but do not guarantee, to make such contributions as are required to maintain the Fund, established for the purposes of the Plan, on a sound actuarial basis. Contributions will be in such amounts and made at such times as determined by the Company in accordance with the funding policy established by the Board and consistent with Plan objectives. The payment of the benefits under this Plan is not guaranteed in any manner by the Company, any Employer, or any of its officers, board of directors, agents, the Corporate Benefits Committee or the Funding Agent.
          All contributions made by the Company and Affiliates shall become a part of the Fund and shall be held by the Funding Agent subject to the terms and provisions of the Plan.
          Forfeitures arising under the Plan because of termination of employment before a Participant becomes eligible for a Retirement Benefit, or for any other reason, shall be applied to reduce the cost of the Plan and shall not be used to increase the benefits otherwise payable hereunder.
          No part of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of Employees (and their Beneficiaries), except that such part of the Fund, if any, which remains therein after the satisfaction of all liabilities to persons entitled to benefits under the Plan, as described in Section 9.3 hereof with respect to termination of the Plan, shall be returned to the Company.

          Notwithstanding anything herein to the contrary, upon the request of the Company or an Employer, a contribution which was made by a mistake of fact, or conditioned upon qualification of the Plan or any amendment thereof or upon the deductibility of the contribution under Section 404 of the Code, shall be returned to the Company or the Employer within one (1) year after the payment of the contribution, the denial of the qualification or the disallowance of the deduction (to the extent disallowed), whichever is applicable. Any obligation of the Company or the Employers to make contributions to the Fund hereby is conditioned upon the continued qualification of the Plan under Section 401(a) of the Code, the exempt status of the Fund under Section 501(a) of the Code, and each contribution made by the Company or an Employer hereby is conditioned upon its deductibility under Section 404(a)(1) of the Code.
SECTION 9-AMENDMENT AND TERMINATION
     9.1 General Amendment. The Corporate Benefits Committee may amend the Plan at any time, by action of a majority of its members at a meeting or by unanimous written consent in lieu of meeting. The Company, the Employers, the Corporate Benefits Committee and all Participants, Beneficiaries and other persons will be bound by those amendments. However, no amendment may increase the duties or liabilities of the Funding Agent, the Company or an Affiliate without its written consent, and no amendment may authorize or permit any part of the Fund to be used for or diverted to any purpose other than the exclusive benefit of Participants or their Beneficiaries, and for defraying the reasonable expenses of administering the Plan and Fund. The Corporate Benefits Committee specifically reserves the right to make any amendment designed to comply, or to eliminate any uncertainty of compliance, with the Code, ERISA, any other laws relating to qualified employees’ trusts or any regulations or rulings issued under those laws, even though accrued benefits may be eliminated or reduced retroactively.
     9.2 Amendment of Vesting Schedule. If the Plan is amended to provide a different vesting schedule, each person adversely affected:
(a)	who is a Participant during the election period below; and

(b)	who has completed at least three years of Service before that period ends;
may elect to have the amendment disregarded in determining his vested amount. The election must be in writing and delivered to the Corporate Benefits Committee within the election period. Upon delivery, the election will be irrevocable. The election period begins on the date the amendment is adopted and ends 60 days after the latest of the date:
(c)	the amendment is adopted;

(d)	the amendment becomes effective; or

(e)	the Corporate Benefits Committee delivers a written notice of the amendment to the Participant.
No amendment to the Plan’s vesting schedule may decrease the vested amount which any Participant has earned as of the date of the amendment.

     9.3 Termination of the Plan and Fund. Upon termination or partial termination of the Plan as to the Company or any Employer or complete discontinuance of contributions to the Plan, the rights of the Participants who are employed by the Company or an Employer on the date of termination or discontinuance (and who in the case of a partial termination are affected thereby) to their accrued benefits under the Plan to the date of such termination shall be nonforfeitable to the extent then funded; provided, however, that in no event shall any Participant or Beneficiary have recourse other than to the Fund and, if applicable, the Pension Benefit Guaranty Corporation. In the event of a termination, an affected Participant who is not eligible to receive a normal or early retirement benefit shall be deemed to be vested. In the case of a complete termination of the Plan, the assets then held in the Fund shall be allocated, after payment of all expenses of administration or liquidation, in the manner prescribed by ERISA section 4044. If any assets remain, they shall revert to the Company. Distribution may be implemented through the continuance of the Fund, the creation of a new retirement fund for that purpose, by the purchase of nontransferable annuity contracts, a cash distribution, or a combination thereof, subject to the requirements of the Pension Benefit Guaranty Corporation. The Committee may terminate the Fund at any time without terminating the rights and obligations of the Company or the Employers hereunder, but only in order to provide another method of funding the benefits under the Plan. In the event of such termination of the Fund, the Funding Agent shall distribute the Fund to another trust or trusts, qualified under Code section 501(a), or otherwise fund the benefits under the Plan qualified under Code section 401 through an insurance company, as directed by said Committee, provided that said Committee shall not so direct in a manner which results in discrimination within the meaning of the Code as determined by the Internal Revenue Service.
     9.4 Merger, Consolidation or Transfer. In the case of any merger or consolidation of the Plan with, or in the case of any transfer of assets or liabilities of the Plan to or from any other plan, each Participant in the Plan shall (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).
SECTION 10-LIMITATIONS OF BENEFITS
     10.1 Definitions.
     For purposes of this Article X, the following terms have the following meanings.
(a)	An “affiliated employer” means any corporation or business, other than the Company or an Employer, which would be aggregated with the Company for a relevant purpose under Code Section 414 as modified by Code Section 415(h).

(b)	A Participant’s “aggregate annual retirement benefit” means the sum of his “annual retirement benefit” under the Plan and his “annual retirement benefit”, if any, under any and all other “defined benefit plans” (whether or not terminated) maintained by the Company, an Employer, any “affiliated employer”, or a “predecessor employer” that are required to be aggregated with the Plan in accordance with the provisions of Treasury Regulations Section 1.415(f)-1.

For purposes of applying the “defined benefit compensation limitation”, a Participant’s “aggregate annual retirement benefit” shall exclude any benefits accrued by the Participant under a multiemployer plan.

(c)	A Participant’s “annual retirement benefit” means the amount of retirement benefit attributable to Employer contributions which is payable to him annually under the Plan adjusted to the actuarially equivalent straight life annuity form using the factors prescribed in the following paragraphs if such benefit is to be paid in a manner other than to the Participant for his life only. A Participant’s “annual retirement benefit” includes Social Security supplements described in Code Section 411(a)(9) and benefits transferred from another “defined benefit plan”, other than transfers of distributable benefits pursuant to Treasury Regulations Section 1.411(d)-4, Q&A-3(c), but shall not include benefits attributable to a Participant’s “employee contributions.”

For purposes of determining a Participant’s “annual retirement benefit”, the following shall apply:
(i)	If payment is to be made in a form other than to the Participant for his life only, and such form is not subject to the requirements of Code Section 417(e)(3), the actuarially equivalent straight life annuity shall be determined in accordance with the provisions of subparagraph (A) or (B) below, as applicable.
(A)	For “limitation years” beginning before July 1, 2007, the annual amount of straight life annuity commencing on the same Benefit Commencement Date with the same actuarial present value as the Participant’s form of payment computed using the following factors, whichever produces the greater amount: (I) the interest rate and mortality table referenced in the definition of “Actuarial Equivalent” in Section 1.3 to be used under the Plan for purposes of determining Actuarial Equivalence of optional forms not subject to the requirements of Code Section 417(e)(3) or (II) the “applicable mortality table” and 5 percent.

(B)	For “limitation years” beginning on and after July 1, 2007, the greater of (I) the annual amount of straight life annuity, if any, payable to the Participant under the Plan commencing at the same Benefit Commencement Date as the Participant’s form of payment or (II) the annual amount of straight life annuity commencing at the same Benefit Commencement Date that has the same actuarially equivalent present value as the Participant’s form of payment computed using the “applicable mortality table” and an interest rate of 5 percent.

(ii)	If payment is to be made to the Participant in a form that is subject to the requirements of Code Section 417(e)(3), the actuarially equivalent straight life annuity form shall be:
(A)	For distributions with a Benefit Commencement Date in the 2004 or 2005 Plan Year, the annual amount of straight life annuity commencing on the same Benefit Commencement Date that has the same actuarially equivalent present value as the Participant’s form of payment determined using the following, whichever provides the greater annual amount: (I) the mortality table and interest rate otherwise used under the Plan for purposes of determining Actuarial Equivalence of such optional form or (II) the “applicable mortality table” and an interest rate of 5.5 percent; provided, however, that for distributions with a Benefit Commencement Date on or after the first day of the 2004 Plan Year and before the first day of the 2005 Plan Year, use of the interest rate specified in clause (II) shall not reduce the benefit payable to the Participant below the amount determined using the “applicable interest rate” in effect as of the last day of the last Plan Year beginning before January 1, 2004. For purposes of this subparagraph (A), the “applicable interest rate” means the annual rate of interest on 30-year Treasury securities for the calendar month preceding the Plan Year in which the Benefit Commencement Date occurs.

(B)	For distributions with a Benefit Commencement Date after the 2005 Plan Year, the annual amount of straight life annuity commencing on the same Benefit Commencement Date that has the same actuarially equivalent present value as the Participant’s form of payment determined using the following, whichever provides the greatest annual amount: (I) the mortality table and interest rate otherwise used under the Plan for purposes of determining Actuarial Equivalence of such optional form; (II) the “applicable mortality table” and an interest rate of 5.5 percent; or (III) the “applicable mortality table” and the “417(e) interest rate” determined as of the second calendar month preceding the Plan Year in which the distribution is made, divided by 1.05. For purposes of this subparagraph (B), the “417(e) interest rate” means the adjusted first, second and third segment rates applied under Code Section 430(h)(2)(C), computed without regard to a 24 month average; provided, however, that for Plan Years beginning in 2008, 2009, 2010, and 2011, such rate shall be blended with the “applicable interest rate” described in subparagraph (A) above, as provided in Code Section 417(e)(3)(D)(ii) and (iii).
(iii)	A form of payment is not subject to the requirements of Code Section 417(e)(3) if the form of payment is either (A) a nondecreasing annuity (other than a straight life annuity) payable for a period not less than the life of the Participant (or in the case of a Qualified Preretirement Survivor Annuity, the life of the Participant’s Spouse) or (B) an annuity that decreases during the life of the Participant merely because of (I) the death of the Participant’s Beneficiary under a joint and survivor annuity, but only if the reduction is not below 50 percent of the benefit payable before the death of the Beneficiary or (II) cessation or reduction of Social Security supplements or qualified disability payments, as defined in Code Section 401(a)(11).

(iv)	No actuarial adjustment shall be made hereunder for (A) survivor benefits payable to a surviving Spouse under a qualified joint and survivor annuity to the extent such benefits would not be payable if the Participant’s benefit were paid in another form, (B) benefits that are not directly related to retirement benefits (such as qualified disability benefits, preretirement incidental death benefits, and post-retirement medical benefits), or (C) the inclusion in the form of payment of an automatic benefit increase feature, provided that (I) the form of payment is not subject to Code Section 417(e)(3) and would otherwise satisfy the limitations of this Article X and (II) the Plan provides that the amount payable under the form of payment in any “limitation year” shall not exceed the limits of this Article X applicable as of the Benefit Commencement Date, increased in subsequent years pursuant to Code Section 415(d). For purposes of this Clause (C), an automatic benefit increase feature is included in a form of payment if the form of payment provides for automatic, periodic increases to benefits paid in that form.

(v)	If a Participant has or will have distributions commencing at more than one Benefit Commencement Date, the “annual retirement benefit” shall be determined as of each Benefit Commencement Date (and shall satisfy the limitations of this Article X as of each such date), actuarially adjusting for past and future distributions of benefits commencing as of other Benefit Commencement Dates. For purposes of this paragraph (v), the determination of whether a new Benefit Commencement Date has occurred shall be made without regard to Treasury Regulations Section 1.401(a)-20, Q&A 10(d), but with regard to Treasury Regulations Sections 1.415(b)-1(b)(1)(iii)(B) and (C).
(d)	The “applicable mortality table” means the table prescribed by the Secretary of the Treasury, which is the table specified in Revenue Ruling 2001-62.

Notwithstanding any other provision of the Plan, effective for Limitation Years beginning on and after January 1, 2009, for purposes of adjusting any benefit or limitation under Code Section 415(b)(2)(B), (C) or (D), the mortality table used shall be the “applicable mortality table” within the meaning of Code Section 417(e)(3)(B).

(e)	“Defined benefit plan” and “defined contribution plan” have the meanings given such terms in Code Section 415(k).

(f)	“Defined benefit compensation limitation” means 100 percent of a Participant’s average “415 compensation” for his high three consecutive calendar years of service. In the case of a Participant who has fewer than 10 years of service with the Company or an Employer, the “defined benefit compensation limitation” shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof, but not less than one) of service with the employer and (ii) the denominator of which is 10. For purposes of this subsection, a Participant is credited with a “year of service” (computed to fractional years) for each Plan Year for which he is credited with the number of Hours of Service required to accrue Service under the terms of the Plan, taking into account service with the Company and Employers, any “affiliated employer”, or a “predecessor employer.” Notwithstanding the foregoing, a Participant shall be credited with a year of service for each Plan Year during which he is absent from employment because of permanent and total disability, as defined in Code Section 22(e)(3).

(g)	“Defined benefit dollar limitation” means $160,000, as adjusted , effective January 1 of each year, under Code Section 415(d) in such manner as the Secretary of the Treasury shall prescribe, and payable in the form of a straight life annuity. A limitation adjusted under Code Section 415(d) will apply to “limitation years” ending with or within the calendar year for which the adjustment applies. A Participant’s “annual retirement benefit” shall not be adjusted to reflect increases in the “defined benefit dollar limitation” effective for “limitation years” beginning after the “limitation year” in which his termination occurred.
     The “defined benefit dollar limitation” shall be adjusted as follows:
(i)	If the Participant has fewer than 10 years of participation in the Plan, the “defined benefit dollar limitation” shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof, but not less than one) of participation in the Plan and (ii) the denominator of which is 10. For purposes of this paragraph (i), a Participant is credited with a “year of participation” (computed to fractional years) for each Plan Year for which he is credited with a year (or fraction of a year) of Service, provided that (A) he is included as a Participant under the eligibility provisions of the Plan for at least one day of such Plan Year and (B) the Plan is established no later than the last day of such Plan Year. Notwithstanding the foregoing, a Participant shall be credited with a year of participation for each Plan Year during which he is absent from employment because of permanent and total disability, as defined in Code Section 22(e)(3). No more than one year of participation shall be credited for a Plan Year.

(ii)	If the benefit of a Participant begins prior to age 62, the “defined benefit dollar limitation” applicable to the Participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the Participant’s Benefit Commencement Date that is:

(A)	For “limitation years” beginning before July 1, 2007, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the following factors, whichever produces the lesser annual amount: (I) the interest rate and mortality table (or other tabular factor) specified in Section 6.2 or 7.3, as applicable, for adjusting benefits for early commencement or (II) the “applicable mortality table” and an interest rate of 5 percent.

(B)	For “limitation years” beginning on or after July 1, 2007, the following, as applicable:
(I)	If the plan does not provide an immediately commencing straight life annuity commencing at both age 62 and the Participant’s age at his Benefit Commencement Date, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the “applicable mortality table” (expressing the Participant’s age based on completed calendar months as of the Benefit Commencement Date) and an interest rate of 5 percent.

(II)	If the plan does provide an immediately commencing straight life annuity commencing at both age 62 and the Participant’s age at his Benefit Commencement Date, the lesser of: (a) the amount determined under (I) above or (b) the “defined benefit dollar limitation” (adjusted under (i) above, if required ) multiplied by the ratio of the annual amount of the immediately commencing straight life annuity under the Plan at the Participant’s Benefit Commencement Date to the annual amount of the immediately commencing straight life annuity under the Plan at age 62, both determined without applying the limitations of this Article X.
Any decrease in the “defined benefit dollar limitation” determined in accordance with this paragraph (ii) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account. For this purpose, no forfeiture is treated as occuring upon the Participant’s death if the Plan does not charge Participants for providing Qualified Preretirement Survivor Annuity coverage.
(iii)	If the benefit of a Participant begins after the Participant attains age 65, the “defined benefit dollar limitation” applicable to the Participant at the later age is an annual benefit payable in the form of a straight life annuity beginning at the Benefit Commencement Date that is:

(A)	For “limitation years” beginning before July 1, 2007, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the following factors, whichever provides the lesser amount: (I) the interest rate and mortality table (or other tabular factor) used under the Plan to determine Actuarial Equivalence for purposes of delayed retirement or (II) the “applicable mortality table” and an interest rate of 5 percent.

(B)	For “limitation years” beginning on or after July 1, 2007, the following, as applicable:
(I)	If the Plan does not provide an immediately commencing straight life annuity commencing at both age 65 and the Participant’s age at his Benefit Commencement Date, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the “applicable mortality table” (expressing the Participant’s age based on completed calendar months as of the Benefit Commencement Date) and an interest rate of 5 percent.

(II)	If the Plan does provide an immediately commencing straight life annuity commencing at both age 65 and the Participant’s age at his Benefit Commencement Date, the lesser of: (a) the amount determined under (I) above or (b) the “defined benefit dollar limitation” (adjusted under (i) above, if required ) multiplied by the ratio of the annual amount of the adjusted immediately commencing straight life annuity under the Plan at the Participant’s Benefit Commencement Date to the annual amount of the adjusted immediately commencing straight life annuity under the Plan at age 65, both determined without applying the limitations of this Article X. The adjusted immediately commencing straight life annuity at the Participant’s Benefit Commencement Date is the annual amount of such annuity payable to the Participant computed disregarding accruals after age 65, but including actuarial adjustments even if those adjustments are used to offset accruals and the adjusted immediately commencing straight life annuity under the Plan at age 65 is the annual amount of such annuity that would be payable to a hypothetical Participant who is age 65 and has the same Accrued Benefit as the Participant.
Any adjustment to the “defined benefit dollar limitation” determined in accordance with this paragraph (iii) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account. For this purpose, no forfeiture is treated as occuring upon the Participant’s death if the Plan does not charge Participants for providing Qualified Preretirement Survivor Annuity coverage.

(h)	A Participant’s “415 compensation” with respect to a calendar year means his wages, salaries, fees for professional service, and all other amounts received for personal services actually rendered in the course of employment with the Company, an Employer or an “affiliated employer” paid to him for such period, but excluding (i) contributions (other than elective contributions described in Code Section 402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) made on behalf of the Participant by the Company, an Employer or an “affiliated employer” to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p)), whether or not qualified, to the extent that, before application of the limitations of Code Section 415 to such plan, the contributions are not includable in the gross income of the Participant for the taxable year in which contributed, (ii) any distributions from a plan of deferred compensation, whether or not qualified, (except amounts received pursuant to an unfunded non-qualified plan in the year such amounts are includable in the gross income of the Participant), (iii) amounts realized from the exercise of a non-qualified option or when restricted stock or other property held by the Participant either becomes freely transferable or is no longer subject to substantial risk of forfeiture, (iv) amounts received from the sale, exchange or other disposition of stock acquired under a qualified stock option, (v) any other amounts that receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Participant and are not salary reduction amounts that are described in Code Section 125), and (vi) other items that are similar to the items listed in (i) through (v) above.

“415 compensation” includes (i) any elective deferral, as defined in Code Section 402(g)(3) and (ii) any amount contributed or deferred by the Company or an Employer at the Participant’s election which is not includable in the Participant’s gross income by reason of Code Section 125, 132(f)(4), or 457.

If a Participant has a severance of employment with the Company, an Employer and all “affiliated employers”, “415 compensation” does not include amounts received by the Participant following such severance of employment except amounts paid before the later of (a) the close of the “limitation year” in which the Participant’s employment terminates or (b) within 2 1/2 months of such severance if such amounts would otherwise have been paid to the Participant in the course of his employment and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses, or other similar compensation

For purposes of this subsection, a Participant will not be considered to have incurred a severance from employment if his new employer continues to maintain the plan with respect to such Participant.

In no event, however, shall the compensation of a Participant taken into account under the Plan for any calendar year exceed the Code Section 401(a)(17) limit in effect for such calendar year ($225,000 for calendar year beginning in 2007, subject to adjustment annually as provided in Code Section 401(a)(17)(B) and Code Section 415(d). Effective for calendar years beginning on and after July 1, 2007, the limit described in this paragraph shall be applied annually to “415 compensation” earned in such calendar year and “415 compensation” for a calendar year shall not increase as a result of an increase in the Code Section 401(a)(17) limit applicable to future calendar years.

To be included in a Participant’s “415 compensation” for a particular calendar year, an amount must have been received by the Participant (or would have been received, but for the Participant’s election under Code Section 125, 132(f)(4), 401(k), 402(h)(1)(B), 403(b), 408(p)(2)(A)(i), or 457) within such calendar year. Notwithstanding the foregoing, amounts earned during a particular calendar year that are not paid until the subsequent calendar year because of the timing of pay periods and pay dates, are included in “415 compensation” for the calendar year in which they were earned if (1) the amounts are paid within the first few weeks of the next calendar year, (2) are included on a uniform and consistent basis with respect to similarly-situated employees, and (3) are not also included as “415 compensation” in the subsequent calendar year.

Notwithstanding any other provision of the Plan, effective for Limitation Years beginning on and after January 1, 2009, if a Participant is absent from employment as an Employee to perform service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code), his Section 415 Compensation shall include any differential pay he receives or is entitled to receive from his employer. For purposes hereof, “differential pay” means any payment described in Code Section 3401(h)(2) as a payment made to the Participant by the Company or an Employer with respect to a period during which the Participant is performing service in the uniformed services while on active duty for a period of more than 30 days that represents all or a portion of the wages the Participant would have received if he had continued employment with the Company or an Employer as an Employee, provided such payments are made to all employees of the Employer and “affiliated employers” on reasonably equivalent terms and are included in compensation for all qualified retirement plans of the Company, the Employers and such “affiliated employers” on reasonably equivalent terms.

(i)	The “limitation year” means the calendar year.

(j)	A “predecessor employer” means (1) any former employer with respect to which the Company, an Employer or “affiliated employer” maintains a plan that provides benefits that the Participant accrued while performing services for such other employer or (2) a former entity that antedates the Company, an Employer or an “affiliated employer” if under the facts and circumstances the Company, an Employer or an “affiliated employer” constitutes a continuation of all or a part of the trade or business of the former entity.
     10.2 Maximum Limitation on Annual Benefits.
     The “aggregate annual retirement benefit” payable to a Participant may not at any time within any “limitation year” exceed the lesser of the “defined benefit compensation limitation” or the “defined benefit dollar limitation”; provided, however, that the “aggregate annual retirement benefit” accrued or payable to a Participant shall be deemed not to exceed such limits if:
(a)	The “aggregate annual retirement benefit” payable for a “limitation year” under any available form of payment does not exceed $10,000 multiplied by a fraction, the numerator of which is the Participant’s number of years of Service (as defined in Section 1.35 above with respect to the “defined benefit compensation limitations”), not to exceed 10 years of service, and the denominator of which is 10; and

(b)	The Company, all Employers, all “affiliated employers”, and any “predecessor employer” have not at any time maintained a separate “defined contribution plan” in which the Participant participated.
     10.3 Grandfather Prior Benefits.
     Notwithstanding any other provision of this Article X to the contrary, in no event will application of the limits contained in this Article X reduce the “aggregate annual retirement benefit” accrued or payable to a Participant below the “aggregate annual retirement benefit” accrued or payable to the Participant as of the end of the last “limitation year” beginning before July 1, 2007 under the provisions of the Plan adopted and in effect before April 5, 2007, provided that such provisions satisfied the requirements of Code Section 415 and the regulations and published guidance issued thereunder in effect as of the end of the last “limitation year” beginning before July 1, 2007, as provided in Treasury Regulations Section 1.415(a)-1(g)(4).
     10.4 Manner of Reduction.
     If a Participant’s “annual retirement benefit” that would otherwise accrue or be payable for a “limitation year” would exceed the limitations specified in this Article, his “annual retirement benefit” accrued or payable for such “limitation year” shall be reduced to the extent necessary. If a Participant is also covered by another “defined benefit plan” required to be aggregated with the Plan under Treasury Regulations Section 1.415(f)-1 and his “aggregate annual retirement benefit” that would otherwise accrue or be payable for a “limitation year” would exceed the limitations of this Section, his “annual retirement benefit” accrued or payable for such “limitation year” shall be reduced by an amount equal to the amount by which his “aggregate annual retirement benefit” for such “limitation year” would exceed the limitations of this Section multiplied by a fraction, the numerator of which is his “annual retirement benefit” (determined without regard to this Section) and the denominator of which is his “aggregate annual retirement benefit” (determined without regard to the limitations of this Section or any corresponding limitation in any other “defined benefit plan” maintained by an Employer, any “affiliated employer,” or any predecessor employer”).
     If the limitations contained in this Article X are nevertheless exceeded with respect to a Participant for any “limitation year,” correction shall be made in accordance with the Employee Plans Compliance Resolution System, as set forth in Revenue Procedure 2006-27, or any superseding guidance.
SECTION 11-ADMINISTRATION
     11.1 Designation of Fiduciaries. The persons designated in Sections 11.2, 11.3 and 11.5, and the persons they designate to carry out or help to carry out their duties or responsibilities are fiduciaries under the Plan and Fund. Each fiduciary has only those duties or responsibilities specifically assigned to him under the Plan or Fund or delegated to him by another fiduciary. Each fiduciary may assume that any direction, information or action of another fiduciary is proper and need not inquire into the propriety of any such action, direction or information. Except as provided by law, no fiduciary will be responsible for the malfeasance, misfeasance or nonfeasance of any other fiduciary. Any fiduciary may participate in the Plan, provided he otherwise is eligible to do so. Except as permitted by law, no Employee or director shall receive any compensation from the Plan or Fund for his services as a fiduciary.
     11.2 Board. The Board will appoint the members of the Corporate Benefits Committee, act on any matter referred by the Corporate Benefits Committee under Subsection 11.3(c) and receive and review reports submitted periodically by the Corporate Benefits Committee concerning administration of the Plan and Fund.
     11.3 Corporate Benefits Committee.
(a)	Designation. The Board will name the members of the Corporate Benefits Committee and will fix the number of its members.

(b)	Purpose. The Corporate Benefits Committee will control and administer the Plan.

(c)	Powers. The Corporate Benefits Committee has all powers necessary to carry out its purposes, including the following:
(1)	administer the Plan in accordance with its terms and conditions;

(2)	establish the rules, regulations and procedures it finds necessary or appropriate to discharge its duties;

(3)	adopt or amend the Plan and any trusts or insurance contracts used to fund the Plan;

(4)	interpret the Plan, including supplying any omissions in accordance with the intent of the Plan;

(5)	decide all questions concerning eligibility of any Employee to become a Participant;

(6)	compute the amount of benefits and determine to whom such benefits will be paid;

(7)	authorize or deny the payment of Plan benefits;

(8)	delegate its powers and duties to others as it sees fit, including:
(i)	the preparation and filing of all reports with governmental agencies;

(ii)	the preparation and distribution of booklets, announcements, reports and descriptions of the Plan to Employees, as required by law;

(iii)	the maintenance of all records relating the Plan and Fund;

(iv)	the establishment and administration of a uniform claims procedure; and

(v)	the performance of all other duties necessary to administer the Plan;
(9)	employ those accountants, actuaries, agents, consultants, physicians and attorneys (who may be counsel to the Company) it finds necessary, and to receive and evaluate their reports;

(10)	review bonding and insurance requirements;

(11)	designate an agent for service of legal process upon the Plan;

(12)	review and implement long-term planning in developing modifications of the Plan;

(13)	establish and enforce the rules, regulations, procedures, investment policies and investment programs it considers desirable;

(14)	receive and evaluate monthly, quarterly and annual reports of Trustees, investment managers and investment advisers;

(15)	review the performance of the trustees, investment managers and/or investment advisers at least quarterly;

(16)	allocate the amount of assets to be managed by each trustee, investment manager and investment adviser;

(17)	accept or reject rollover amounts;

(18)	establish any accounts called for by the Plan or Fund;

(19)	report at least annually to the Company on the investment performance of the Fund;

(20)	appoint, remove or replace other fiduciaries including the trustee (or insurance company which holds Plan assets), investment managers or investment advisers;

(21)	approve the amount of Pay-Based Credits to be made to the Plan or approve discontinuance of Pay-Based Credits to the Fund;

(22)	discontinue or terminate the Plan and any trusts or insurance contracts used to fund the Plan; and

(23)	perform any other act or acts necessary to the performance of its powers and duties.
(d)	Resignation, Removal and Designation of Successor. The Company may remove any member of the Corporate Benefits Committee at any time. Any member of the Corporate Benefits Committee may resign at any time by delivering his written resignation to the Company and the Corporate Benefits Committee. New members will be named by the Company. Any new member will have the same rights, powers, privileges, immunities and duties as the other members of the Corporate Benefits Committee. The Corporate Benefits Committee must promptly notify the Funding Agent of any change in its membership.
     11.4 Action of Committee. Any act authorized, permitted or required to be taken by the Corporate Benefits Committee may be taken by a majority of its members, either by vote at a meeting or in writing without a meeting. All members must be notified of the proposed action and must have an opportunity to vote. A majority of the members of the Corporate Benefits Committee constitutes a quorum. All notices, advices, directions, certifications, approvals and instructions required or authorized to be given by the Corporate Benefits Committee must be in writing and signed (a) by a majority of the members of the Corporate Benefits Committee, (b) by the member or members of the Corporate Benefits Committee designated as having authority to execute documents on its behalf or (c) by a person authorized to act for the Corporate Benefits Committee under Subsection 11.3(c)(8).
     11.5 Funding Agent.
(a)	Designation. The Corporate Benefits Committee will appoint the Funding Agent.

(b)	Powers and Duties. The Funding Agent has the duties and powers set forth in the agreement executed by the Company and the Funding Agent.
     11.6 Employer Records. The Corporate Benefits Committee may inspect the Company’s books and records to determine any fact in connection with acts to be performed by it under the Plan, or it may rely on the Company’s statement. If the Corporate Benefits Committee wants any statement certified, it may rely on a certification of the Company or an Employer, as appropriate.
     11.7 Indemnification. All fiduciaries designated in Section 11.1 other than a bank or trust company or any insurance company acting as a Funding Agent and anyone else delegated any power, authority or responsibility under this Article, have all rights of indemnification provided by law or agreement or under the Company’s Articles of Incorporation, regulations or by-laws. In addition, the Company will satisfy any liability actually and reasonably incurred by all fiduciaries, other than a bank or trust company or an insurance company acting as Funding Agent, including expenses, attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit or proceeding related to their exercise or failure to exercise any of the powers, authority, responsibilities or discretion provided under the Plan and the Fund, or reasonably believed by them to be provided thereunder, any action taken by them in connection with those matters if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Plan, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe that their conduct was unlawful.
     11.8 Discrimination Prohibited. In exercising any discretionary or absolute authority under the Plan, the Corporate Benefits Committee will act in a consistent and nondiscriminatory manner, treating all persons in similar circumstances in a similar manner. The Corporate Benefits Committee may take no action which would discriminate in favor of Participants, Beneficiaries or Employees who are officers, shareholders or highly compensated employees, or which would result in benefiting one employee or group of employees at the expense of others similarly situated.
     11.9 Representation in Proceedings. In any court proceeding arising under the Plan, the Corporate Benefits Committee will be the representative of the Participants, Beneficiaries and all others claiming any interest under the Plan.
     11.9 Time of Delivery. Any information, forms of election, rejection or other materials required to be filed or delivered by a Participant or Beneficiary to the Company, an Employer or any fiduciary will be deemed filed or delivered when received. Any consents, approvals, information, requests for information or other materials required to be filed or delivered to a Participant or Beneficiary by the Company or an Employer for any fiduciary will be deemed filed or delivered on the earlier of the date of personal delivery or the date deposited in first class mail. Any information or other materials required to be filed or delivered to the Company, an Employer or any fiduciary by the Company, an Employer or any fiduciary will be deemed filed or delivered when actually received.

     11.10 Appeals from Denial of Claims. If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice, in writing, within a reasonable period of time after receipt of the claim by the Plan (not to exceed 90 days after receipt of the claim or, if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant, and an additional 90 days will be considered reasonable), by registered or certified mail, of such denial, written in a manner calculated to be understood by the claimant, setting forth the following information:
(a)	the specific reasons for such denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s claim review procedure. The claimant also shall be advised that he or his duly authorized representative may request a review by the Committee of the decision denying the claim by filing with the Committee, within 60 days after such notice has been received by the claimant, a written request for such review, and that he may review pertinent documents and submit issues and comments in writing within the same 60-day period. If such request is so filed, such review shall be made by the Committee within 60 days after receipt of such request, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified, and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The claimant shall be given written notice of the decision resulting from such review, which notice shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
SECTION 12-ADOPTION OF PLAN BY EMPLOYERS
     12.1 Procedure. Any Employer may adopt this Plan for the benefit of its Employees, with the consent of the Corporate Benefits Committee. In adopting this Plan, the Employer may, with the consent of the Committee, elect to provide for some benefits to be under a special formula for some or all of its employees. Such benefit variations will be detailed in addenda which are deemed a part of this Plan with respect to such Employees. The Employer desiring to adopt the Plan shall submit a certified copy of the resolution of its board of directors to the Company, stating its desire to adopt said Plan for its Employees and the effective date thereof. All contributions made by the Company and each Employer shall become a part of the Fund and shall be held by the Funding Agent subject to the terms and provisions of the Plan.

     12.2 Effect. In addition to subjecting it to the provisions of this Plan, the adoption of the Plan and Fund by the Employer’s Board of Directors shall also constitute the automatic delegation by it to the Corporate Benefits Committee of full authority to amend, alter or modify the Plan, and any such amendment, alteration or modification made by the Corporate Benefits Committee shall be binding upon and effective with respect to each Employer.
     12.3 Withdrawal of an Employer. Any Employer shall, upon ceasing to be an Employer, or may, without ceasing to be an Employer, through the action of its Board of Directors, withdraw from the Plan.
SECTION 13-SUCCESSOR COMPANY
     13.1 Successor Company. In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan and Fund will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.
SECTION 14-GENERAL PROVISIONS
     14.1 Construction. In the construction of the Plan the masculine shall include the feminine and the singular the plural in all cases where such meaning would be appropriate. The headings and sub-headings in this Plan (other than in Section 1) have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions hereof. All references to specific sections of the Code are references to such sections as contained in the Internal Revenue Code of 1986 (Title 26 of the United States Code), and shall be deemed to be references to such sections as they may be amended or superseded, and to the corresponding sections or provisions, if any, of any subsequent United States Code, as appropriate at the time of reference. Except as required by ERISA or any other applicable law of the United States of America, the Plan and Fund shall be construed, governed, regulated and administered according to the laws of the State of Ohio.
     14.2 Employment. Participation in the Plan shall not give any Employee the right to be retained in the employ of the Company or an Employer, or, upon dismissal or upon his voluntary termination of employment, to have any right, legal or equitable, under this Plan or in the Fund or any portion thereof, except as expressly granted by this Plan.
     14.3 Benefits Supported Only by Fund. Except as may be otherwise provided under Title IV of ERISA, any person having any claim under the Plan will look solely to the assets of the Fund for the satisfaction thereof and the Company, the Employers, the Corporate Benefits Committee, the Funding Agent, or any of their stockholders, officers, members of their boards of directors, or agents, shall not be liable in their individual capacities to any person whomsoever.
     14.4 Spendthrift Clause. Except as provided in Code Section 401(a)(13), Code Section 401(a)(13)(C) and (D), Section 1.401(a)-13(b)(2) of Treasury Regs. or as otherwise required by law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment (either in law or in equity), pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign (either in law or in equity), pledge, encumber or charge the same shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Plan. Any other provision of the Plan to the contrary notwithstanding, however, the creation, assignment, or recognition of a right to any benefit payable with respect to an Employee pursuant to a “qualified domestic relations order” (as defined in Subsection 414(p) of the Code) shall not be treated as an assignment or alienation prohibited by this Section 14.4, and if a qualified domestic relations order requires the distribution of all or part of an Employee’s benefits under the Plan, the establishment or acknowledgment of the alternate payee’s right to benefits under the Plan in accordance with the terms of such qualified domestic relations order shall in all events be deemed to be consistent with the terms of the Plan. Changes to this provision to include the exceptions in Code Section 401(a)(13)(C) and (D) are effective for judgments, orders and decrees issued and settlement agreements entered into on or after August 5, 1997.
     14.5 Benefits Payable to Incompetents. If any recipient of benefits is, in the judgment of the Corporate Benefit Committee, legally incapable of personally receiving and giving a valid receipt for any payment due him under the Plan, the Corporate Benefits Committee may, unless and until claims shall have been made by a duly appointed guardian or committee of such person, make such payment or any part thereof to such person’s Spouse, children, or other legal entity deemed by the Corporate Benefits Committee to have incurred expenses or assumed responsibility for the expenses of such person. Any payments so made shall be a complete discharge of any liability under the Plan for such payment.
     14.6 Expenses. The Company and/or the Employers may pay all expenses incurred in the administration of the Plan, including expenses and fees of the Funding Agent, but they shall not be obligated to do so. Any such expenses and fees not so paid by the Company and/or the Employers shall be paid from the Fund.
     14.7 Non-Discrimination. The Corporate Benefits Committee shall administer the Plan and Fund in a uniform and consistent manner with respect to all persons similarly situated and shall not permit discrimination in favor of highly compensated employees (within the meaning of section 414(q) of the Code).
     14.8 Purchase of Annuity Contracts. Notwithstanding any provision of the Plan to the contrary, any benefit specified herein may be provided, by direction from the Corporate Benefits Committee to the Funding Agent, through the means of an annuity contract purchased from such life insurance company as the Committee may direct.
     14.9 Failure of Plan to Qualify. No right or interests under the Plan shall come into existence for the Company or an Employer unless and until the Plan is initially determined by the Internal Revenue Service to be a qualified plan with respect to the Company or an Employer under Section 401(a) of the Code, and that the Fund is exempt from tax under Section 501(a) thereof, provided however, that until the Internal Revenue Service reaches a determination respecting the status of this Plan and Fund with respect to the Company or an Employer, persons who retire, or whose service is otherwise terminated subsequent to the Effective Date, shall receive their benefits as if the Plan and Fund had been the subject of a favorable determination.

     14.10 Special Rules Relating to Veterans’ Reemployment Rights under USERRA. Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Internal Revenue Code.
     14.11 Death During Qualified Military Service. Notwithstanding any other provision of the Plan, effective for Participant deaths on or after January 1, 2007, if a Participant who is absent from employment as an Employee because of military service dies while performing qualified military service (as defined in Code Section 414(u)), the Participant shall be treated as having returned to employment as an Employee on the day immediately preceding his death for purposes of determining the Participant’s vested interest in his Accrued Benefit and his Beneficiary’s eligibility for a survivor benefit under the Plan. Notwithstanding any other provision of the Plan, the Plan shall not provide for additional accruals for a Participant who dies (or becomes disabled) during his period of qualified military service.
SECTION 15-IN THE EVENT THE PLAN BECOMES TOP-HEAVY
     15.1 Special Definitions. For purposes of this Section 15, the following terms shall have the following meanings:
(a)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(b)	“Key Employee” means a Participant or former Participant who is a “key employee” as defined in Section 416(i) of the Code.

(c)	“Determination Date” means, with respect to any Plan Year, the last day of the preceding Plan Year, except that the Determination Date with respect to the first Plan Year shall be the last day of that Plan Year.

(d)	“Plan Year” has the meaning set forth in Section 1.33.

(e)	“Present Value of Accrued Benefits” means, as of a given Determination Date, the present value, as of the most recent Valuation Date which is within a 12-month period ending on the Determination Date, of the benefits accrued under the Plan as of such Valuation Date with respect to a Participant determined as if such Participant terminated service as of such Valuation Date. The determination of the Present Value of Accrued Benefits shall be based on the actuarial assumptions used by the Plan’s actuary in the actuarial valuation as of such Valuation Date.

(f)	“Required Aggregation Group” means with respect to a given Plan Year, this Plan and all other plans of the Company which, in the aggregate, meet the requirements of the definition contained in Section 416(g)(2)(A)(i) of the Code.

(g)	“Valuation Date” means, with respect to a given Plan Year, the same valuation date used for computing Plan costs for minimum funding purposes, regardless of whether a valuation is performed that year.

(h)	“Permissive Aggregation Group” means, with respect to a given Plan Year, this Plan and all other plans of the Company which may be aggregated in accordance with Section 416(g)(2)(A)(ii) of the Code.

(i)	“Top-Heavy” means, with respect to the Plan for a Plan Year (1) that the Present Value of Accrued Benefits of Key Employees exceeds 60% of the Present Value of Accrued Benefits of all Participants, or (2) the Plan is part of a Required Aggregation Group and such Required Aggregation Group is a Top-Heavy Group, unless the Plan or such Top-Heavy Group is itself part of the Permissive Aggregation Group which is not a Top-Heavy Group.

(j)	“Top-Heavy Group” means, with respect to a given Plan Year, a group of Plans of the Company which, in the aggregate, meet the requirements of the definition contained in Section 416(g)(2)(B) of the Code. If there are two or more defined benefit plans, the actuarial assumptions used to determine if there is a Top-Heavy Group must be the same for all Plans within the group.
     15.2 Special Top-Heavy Rules. Notwithstanding any other provisions of the Plan to the contrary, the following provisions of this Section 15.2 shall automatically become operative and shall supersede any conflicting provisions of the Plan, if, in any Plan Year, the Plan is Top-Heavy.
(a)	The minimum monthly normal retirement income for a Participant who is not a Key Employee, commencing at his Normal Retirement Date, shall equal the lesser of (i) product of (1) 2% of his average monthly Compensation during his five highest-paid consecutive calendar years of Service, multiplied by (2) the number of his years of Service after August 1, 1986 (to a maximum of 10 such years), disregarding for this purpose any such year during which the Plan is not Top-Heavy.

(b)	In the event of the termination of employment (other than by death or retirement) of a Participant who had completed at least three years of Service, such Participant shall be 100% vested and shall be entitled to retirement income commencing on his Normal Retirement Date, determined in accordance with Section 4.1 (or, if greater Subsection (a) above).

(c)	For any Plan Year in which the Plan is Top-Heavy, Compensation means an amount, determined by application of Treasury Regulation Section 1.415-2(d), and shall in no event exceed $150,000 or such higher amount in effect in accordance with such applicable provisions of the Code.

(d)	If the Plan becomes Top-Heavy and subsequently ceases to be such, the vesting schedule in Subsection (b) above shall continue to apply in determining the rights to benefits of any Participant who had at least three years of Service as of the last day of the last Plan Year in which the Plan was Top-Heavy. For other Participants, said schedule shall apply only to their accrued benefits as of such last day of such Plan Year.

(e)	In order to comply with the requirements of Section 416(h) of the Code, in the case of a Participant who is or has also participated in a defined contribution plan of the Company (or any other company required to be aggregated with the Company in accordance with Section 415(h) of the Code) in any Plan Year in which the Plan is Top-Heavy there shall be imposed the following limitation in addition to any limitation which may be imposed in accordance with Section 10. In any such year, for purposes of satisfying the aggregate limit on contributions and benefits imposed by Section 415(e) of the Code, benefits payable from the Plan shall, except as hereinafter provided, be reduced so as to comply with a limit determined in accordance with Section 415(e) of the Code, but based on the assumption that the number 1.0 is substituted for the number 1.25 in the definition of the “defined benefit plan fraction” (as defined in Section 415(e)(2) of the Code) and in the “defined contribution plan fraction” (as defined in Section 415(e)(3) of the Code). Notwithstanding the foregoing, if the application of the additional limitation set forth in this Subsection (e) would result in the reduction of accrued benefits of any Participant under this Plan, such additional limitation shall not become operative, so long as (1) no additional Company contributions, forfeitures or voluntary nondeductible contributions are allocated to such Participant’s accounts under any defined contribution plan maintained by the Company and (2) no additional benefits accrued to such Participant under any defined benefit plan maintained by the Company, including this Plan. Accordingly, in any Plan Year that the Plan is Top-Heavy, no additional benefits shall accrue under this Plan on behalf of any Participant whose overall benefits under this Plan would otherwise be reduced in accordance with the limitation imposed by this Subsection (e).

(f)	In the event that Congress should provide by statute, or the Treasury Department should provide by regulation or ruling, that the limitations provided in this Section 15 are no longer necessary for the Plan to meet the requirements of Section 401 or other applicable provisions of the Internal Revenue Code in effect, such limitations shall become void and shall no longer apply, without the necessity of further amendment to the Plan.

APPENDIX A
Specified Basis for Determination of Actuarial Equivalents
Except as otherwise specified in the Plan, Actuarial Equivalents shall be determined on the following basis:
1.	Mortality Table

(a) For distributions with a Benefit Commencement Date prior to October 1, 2002, the 1983 Group Annuity Mortality Table, weighted 50% males and 50% females, shall be used for converting an Accrued Benefit for an Early or Normal Retirement Benefit. The UP 1984 Table, as published, shall be used to determine optional forms of benefits provided under the Plan.

(b) For distributions with a Benefit Commencement Date on or after October 1, 2002, the applicable mortality table used for purposes of converting Participants’ Accrued Benefits into a lump sum benefit payable under the Plan and for purposes of determining the Actuarial Equivalent of a deferred payment shall be the mortality table prescribed in Rev. Rul. 2001-62 for all purposes under the Plan.

(c) Notwithstanding the foregoing, effective for distributions with an Benefit Commencement Date on and after January 1, 2008 the mortality table for purposes of determining the amount payable in a form under the Plan that is subject to the requirements of Code Section 417(e)(3) shall be the “applicable mortality table” as defined under Code Section 417(e)(3)(B) and as in effect for the Plan Year in which the distribution is made to the Participant or Beneficiary.

2.	Interest Rate

(a) The rate for converting an Accrued Benefit for an Early or Normal Retirement Benefit for an active Participant or Vested Terminated Participant will be the 30-year Treasury rate for the month of August preceding the beginning of the Plan Year.

(b) For all other purposes, the rate will be 7 percent, except that when calculating lump sum benefits the rate set forth in paragraph (a) above will be used.

(c) Notwithstanding the foregoing, effective for distributions with an Benefit Commencement Date on and after January 1, 2008 the interest rate for purposes of determining the amount payable in a form under the Plan that is subject to the requirements of Code Section 417(e)(3) shall be the “applicable interest rate” as defined under Code Section 417(e)(3)(C), determined as of the second calendar month preceding the Plan Year in which the distribution is made to the Participant or Beneficiary.

A-1

3.	For purposes of converting the Accrued Benefit attributable to the Participant’s Account to a form of payment that is not subject to Section 417(e)(3) of the Code, the Accrued Benefit shall first be discounted to the present value based on the rates and assumption that were used to calculate the Accrued Benefit (but applied in the opposite direction). For purposes of clarity, such discounting will result in an amount equal to the Participant’s Account (i.e. the accumulated benefit).

4.	Other Factors — None.

A-2

APPENDIX B
Pay-Based Credit Accounts

	Percentage of Compensation	Percentage of Compensation
	Of a Participant Who Has	Of a Participant Who Has 15
Business	Less than 15 Years of Service	Or More Years of Service
Chemineer, Inc.	5	6-1/2
Edion, Inc.	5	6-1/2
Pfaudler, Inc.	5	6-1/2
R&M Energy Systems	5	6-1/2
R&M Corporate	5	6-1/2
Moyno Oilfield Products	5	6-1/2

APPENDIX C
Transition Benefits For Participants
Employed by Pfaudler or Edlon
Pay-Based Credit Accounts
In addition to the Pay-Based Credits set forth in Appendix B, the following Pay-Based Credits will be made to Participants who were in the predecessor to the Plan (maintained by Eagle Industries, Inc.) and employed by Pfaudler, Inc. or Edlon, Inc. on August 1, 1990. These Pay-Based Credits shall be made annually through July 31, 2000, and this Appendix shall cease to be in effect on that date.

	Percentage of Compensation	Percentage of Compensation
	of a Participant who Has Less	of a Participant Who Has 15
Business Unit	Than 15 Years of Service	or More Years of Service
Edlon, Inc.	5	6-1/2
Pfaudler, Inc.	5	6-1/2

C-1

SUPPLEMENT ONE
TO THE ROBBINS & MYERS, INC. CASH BALANCE PLAN
COVERING PARTICIPATION OF THE
ROBBINS & MYERS, INC. CORPORATE EMPLOYEES AND
MOYNO INDUSTRIAL SALARIED EMPLOYEES
     The following Robbins & Myers, Inc. Participating Group is covered by the Robbins & Myers, Inc. Cash Balance Plan on the following basis:
     1. Name of Participating Group: Robbins & Myers, Inc. Corporate Employees and Moyno Industrial Salaried Employees Participating Group.
     2. Group of Covered Employees: All corporate employees of Robbins & Myers, Inc. and Moyno Industrial salaried employees who either (1) were covered under the Robbins & Myers, Inc. Pension Plan as of September 30, 1999, or (2) would have become eligible to participate in the Pension Plan as of December 31, 1999.
     3. Effective Date. October 1, 1999.
     4. Actuarial Equivalent. Notwithstanding Section 1.3 of the Plan, for members of this Participating Group only, Actuarial Equivalent means a benefit having the same value as the benefit which it replaces. Except as otherwise provided in the Plan, such benefit shall be computed on the bases of the 1971 Group Annuity Mortality Table, weighted 80 percent male and 20 percent female, and on a 7 percent interest assumption.
     Notwithstanding the above, for purposes of determining single sum cash settlements, the interest rate used shall be as follows:
     (1) effective prior to January 1, 2000, the immediate and deferred rate which would be used (as of the first day of the Plan Year in which the distribution occurs) by the Pension Benefit Guaranty Corporation (PBGC) for purposes of determining the present value of a lump sum distribution upon the termination of a defined benefit plan; provided, however, that if using that rate, a lump sum benefit is determined to be at least $25,000, the benefit will be recalculated using an interest rate of 120 percent of the PBGC rate described above;
     (2) effective on or after January 1, 2000, the 1983 Group Annuity Mortality (GAM) unisex table (as specified in Rev. Ruling 95-6) with an interest rate equal to the annual rate of interest on 30-year Treasury securities for the second full calendar month (August) which precedes the Plan Year in which the distribution is made.
     Notwithstanding any other provision of the Plan, effective for distributions with an Annuity Starting Date in Plan Years beginning on and after January 1, 2008, the following factors shall apply to comply with Code Section 417(e)(3) to determine the amount payable in a form under the Plan that is subject to the requirements of Code Section 417(e)(3):

(a)	The “applicable mortality table” as defined under Code Section 417(e)(3)(B) and as in effect for the Plan Year in which distribution is made to the Participant or Beneficiary.

(b)	The “applicable interest rate” as defined under Code Section 417(e)(3)(C), determined as of the second calendar month preceding the Plan Year in which the distribution is made to the Participant or Beneficiary.
     5. Reemployment/Duration of Participation. Notwithstanding Section 2.2 of the Plan, for members of this Participating Group only, a Participant who terminates employment with the Company or an Employer and is reemployed shall become a Participant immediately upon reemployment, and no further distribution shall be made to the Participant until the Participant subsequently terminates employment after his rehire. In the event a Participant’s employment conditions change so that he no longer qualifies as an Eligible Employee under this Supplement, he shall become an Inactive Participant as of the date the change occurs. An Inactive Participant who again becomes eligible to participate under this Supplement One shall immediately become a Participant under this Supplement.
     Effective October 1, 1999, Subsection 2.2(e) is deleted for purposes of this Supplement One, and the following new Subsection 2.2(e) and Subsection 2.2(f) are added:
     (e) When the Participant subsequently terminates employment after reemployment, an amount equal to the following will be deducted from his Account (after any forfeiture under Section 5.1):
     (1) the portion of his Account attributable to the amount credited to his Account at his reemployment under paragraph (c) or (d), whichever is applicable, increased by the interest credits thereon under Section 3.3 after his reemployment, and
     (2) the Actuarial Equivalent amount, if any, of any periodic benefit payments made to the Participant after reemployment increased by interest credits under Section 3.3 from the date of payment.
     If a Participant has not forfeited any percentage of his Accrued Benefit under Section 5.1 of the Plan and has not received a lump-sum payment under the Plan, his Account shall be increased by the difference between (1) the Account the Participant would have accrued had his Account earned interest using the active interest crediting rate and (2) the Account actually accrued using the terminated vested interest crediting rate for the period between the date the Participant ceased employment and his reemployment date.
     (f) If a Participant receives a lump-sum payment under the Plan and has not forfeited any percentage of his Accrued Benefit under Section 5.1, the Participant is not permitted to repay his prior distribution to the Plan. Rather, there shall be established for the Participant under the Plan an initial cash balance Account with an opening balance of

Supplement One	Page 2

zero. Thereafter, the Participant shall accrue additional benefits under Sections 3.2 and 3.3 of the Plan. Upon the Participant’s subsequent retirement or termination of employment, the amount of his benefit shall be calculated, determined and paid as though the Participant were then first retired or terminated based upon his pay-based credits and interest credits from the date of his reemployment.
     6. Early Retirement Age means the following, for members of this Participating Group only. For a Participant credited with at least one Hour of Service on or after October 1, 1989, his attainment of age 55 and completion of at least 5 years of Vesting Service. For any other Participant, Early Retirement Age means age 55 and completion of at least 10 years of Vesting Service.
     7. Early Retirement Date means, for members of this Participating Group only, (a) the first day of the calendar month coincident with or next following the date on which a Participant’s vesting service terminates because of his early retirement on or after the date he has attained his Early Retirement Age but not his Normal Retirement Age, or (b) if, prior to such date, he makes application for an early retirement benefit to begin on the first day of any month thereafter on or before his Normal Retirement Age, it shall be such later date when the benefit is to begin.
     8. Normal Retirement Age means, for purposes of this Participating Group only, either (a) for Eligible Employees who became Participants in the Robbins & Myers, Inc. Pension Plan or this Plan on or after October 1, 1988, the later of (i) the Participant’s sixty-fifth birthday, or (ii) the fifth anniversary of the Participant’s initial date of participation in the Robbins & Myers, Inc. Pension Plan or this Plan; or (b) for Eligible Employees who became Participants in the Robbins & Myers, Inc. Pension Plan prior to October 1, 1988, the Participant’s sixty-fifth birthday.
     9. Vested Termination Age means, for purposes of this Participating Group only, the Participant’s age when he has completed at least five years of Vesting Service as defined below, prior to his Early Retirement Age.
     10. Covered Compensation. The average (without indexing) of the Social Security Wage Bases (Social Security Wage Base means, with respect to any Plan Year, an amount equal to the maximum compensation on which Federal Social Security taxes would be applicable on the first day of such Plan Year, whether or not such compensation is, in fact, subject to such tax) in effect for each calendar year during the 35-year period ending with the last day of the calendar year preceding the calendar year in which the Participant attains (or will attain) his Social Security Retirement Age. (Social Security Retirement Age means the age used for retirement age under Section 216(l) of the Social Security Act, except that such section shall be applied with regard to the age increase factor and as if the early retirement age under Section 216(l)(2) of that Act were 62.) Notwithstanding the preceding sentence, effective for the Plan Year beginning on October 1, 1995, the 35-year period described above shall end with the last day of the calendar year in which the Participant attains (or will attain) his Social Security Retirement Age. In determining a Participant’s Covered Compensation for a Plan Year, the Social Security Wage Base for the current Plan Year, and any subsequent Plan Year, shall be assumed to be the

Supplement One	Page 3

same as the Social Security Wage Base in effect as of the beginning of the Plan Year for which the determination is being made.
     11. Credited Service. Credited Service is used to determine the amount of a Participant’s benefit. A Participant shall receive credit for Credited Service in the following manner:
     (a) Vesting Service shall first be reduced by
     (1) Vesting Service for any period prior to his becoming a Participant;
     (2) Vesting Service for any period between a Severance from Service (the date an Employee quits, retires, dies or is discharged; or the first anniversary of the first day of an Employee’s absence from employment for any reason other than if the Employee quits, retires, dies or is discharged) and reemployment as an Employee;
     (3) Vesting Service for any period during which he is an Inactive Participant.
     (b) After applying the reductions in Subsections (l)-(3) above, a Participant shall receive credit for Credited Service equal to his remaining Vesting Service, up to a maximum of 35 years.
     (c) Employees whose employment with the Company or an Employer is continued without interruption from a predecessor employer shall have the period of their employment with such predecessor employer considered as Credited Service under the Plan to the extent determined by the Committee. If a Participant incurs a Disability, the period of Disability is included as Credited Service (as well as Vesting Service). Such a disabled Participant shall incur a severance from Service on the earlier to occur of (1) the cessation of his Disability without a return to work or (2) his actual Retirement Date. The term Disability means a demonstrable injury or disease which qualifies a Participant to receive disability benefits under either a long-term disability program offered by the Company or an Employer or the U.S. Social Security Act. The determination of Disability shall be made by the Committee on the basis of medical advice and examination of other facts known to it.
     12. Vesting Service. A Participant shall receive credit for Vesting Service for his period of employment with the Company or an Employer on the following basis:
     (a) Vesting Service shall be determined in completed full years and fractions of years in excess of completed full years. Each full 12 months of Vesting Service equals a full year of Vesting Service, and any fraction of Vesting Service in excess of a full year will be covered to the nearest 1/12th of a year.
     (b) A Participant shall receive credit for Vesting Service equal to Vesting Service he had under the predecessor plan prior to October 1, 1979, for employment prior to that date. Subsequent to October 1, 1979, the Participant shall receive credit

Supplement One	Page 4

for Vesting Service from the later of October 1, 1979, or his date of hire, to the later of his Severance from Service or the end of the third month of an Authorized Leave of Absence.
     13. Final Average Earnings. Final Average Earnings means the average monthly Compensation of a Participant during any 60-consecutive-month period for which his Compensation shall be the highest, selected from the 120-consecutive-month period preceding his termination of employment as an Employee, excluding any part of such 120-month period during which no Compensation was paid to the Participant. Effective August 1, 1999, Final Average Earnings shall be based on any 60-month period, selected from the 120-consecutive-month period preceding the Participant’s termination of employment, in determining a Participant’s highest level of Compensation. For purposes of this paragraph, average monthly Compensation for a calendar year is determined by dividing the calendar year Compensation by the number of months (rounded to the nearest quarter month) worked.
     14. Normal Retirement Benefit. A member of this Participating Group who terminates employment on or after attaining Normal Retirement Age is eligible to receive a Normal Retirement benefit under the Plan. The normal form of payment for an unmarried Participant is a life annuity. For a married Participant, the normal form of payment is a qualified joint and 55% survivor annuity. The monthly normal retirement benefit is equal to (a) one percent of Final Average Earnings plus 4/10 of one percent of Final Average Earnings in excess of the Participant’s Covered Compensation, multiplied by (b) the Participant’s years of Credited Service. The product of (a) and (b) shall be added to the product of $5 multiplied by the Participant’s Years of Vesting Service which are earned prior to January 1, 2006 (Supplemental Benefit). For purposes of the preceding sentence, Vesting Service shall be limited to no more than 35 years. In no event shall the amount computed under this section be less than the early retirement benefit computed under paragraph 15. Monthly Normal Retirement Benefit payments are payable and shall begin as of the Participant’s Normal Retirement Date, and shall be paid monthly thereafter. If the Participant returns to employment with the Company or an Employer, his benefit payments shall cease and shall not be paid or accrue during such period of employment, but shall resume upon termination of his reemployment for any reason other than death.
     15. Early Retirement Benefit.
     (a) A Participant or Inactive Participant whose Vesting Service terminates on or after attaining his Early Retirement Age, but before Normal Retirement Age, shall be eligible to receive an early retirement benefit determined in the same manner as a Normal Retirement benefit. For purposes of the early retirement benefit, the normal retirement benefit in effect at the date the Participant terminates employment shall be reduced by one-half of one percent for each full month by which the Participant’s first benefit payment precedes the first day of the calendar month coincident with, or next following, his sixty-fifth birthday. Notwithstanding the preceding sentence, if the sum of the Participant’s age and Vesting Service is at least 90, the benefit described above shall be reduced by one-quarter of one percent for each full month by which the Participant’s first benefit payment precedes the first day of the calendar month coincident with or next following the Participant’s sixty-fifth birthday. Any

Supplement One	Page 5

supplemental benefit described herein which is based on Vesting Service is not payable until the first day of the calendar month coincident with or next following the Participant’s sixty-fifth birthday and shall not be reduced for early commencement of payments. Monthly early retirement benefit payments shall be payable as of the Participant’s Early Retirement Date.
     (b) Notwithstanding Subsection (a) above, in the case of an individual who was a Participant on September 30, 1989, his early retirement benefit shall not be less than the early retirement benefit under the Robbins & Myers, Inc. Pension Plan in effect on that date.
     (c) A Participant employed by the Moyno Industrial Products Division who has attained age 56 and elects to retire effective September 1, 1999 shall be eligible to receive an early retirement benefit under the Pension Plan. The monthly benefit for a Participant who meets the requirements of the preceding sentence shall be calculated in accordance with (a) above, as though the Participant retired at age 62
     (d) Monthly early retirement benefit payments are payable, and shall begin, as of the Participant’s Early Retirement Date, and shall be paid monthly thereafter during the Participant’s lifetime. If the Participant returns to employment with the Company or an Employer, his benefit payments shall cease and shall not be paid or accrued during the period of reemployment, but the Vesting Service and Credited Service the Participant had at the time of his retirement shall be reinstated. Upon subsequent retirement, the Participant’s eligibility and its amount shall be calculated and paid as though the Participant was then first retired based upon such reinstated Vesting Service and Credited Service, plus such service earned following the date of reemployment. Such amount shall not be less than the amount of the Participant’s early retirement benefit payments he would have received prior to reemployment and his Normal Retirement Age.
     16. Deferred Vested Termination Benefit. A Participant whose Vesting Service terminates for any reason other than death, after the Participant has attained his Vested Termination Age, shall be entitled to receive a deferred vested termination benefit equal to an amount determined in the same manner as the monthly Normal Retirement Benefit using Final Average Earnings, Covered Compensation, Credited Service, and Vesting Service as of his termination date. Monthly deferred vested termination payments shall begin as of the Participant’s Normal Retirement Age, and shall be paid monthly thereafter for the life of the Participant, unless an optional form of payment is elected.
     A Participant may elect to receive the benefit before his Normal Retirement Date, in which case the benefit is reduced for early payment as follows:
•	If the Participant is age 55 or older as of the date payment(s) are to commence, the benefit is reduced by one-half of one percent for each full month by which the Participant’s first benefit payment precedes the first day of the calendar month coincident with, or next following, his sixty-fifth birthday.

Supplement One	Page 6

•	If the Participant has not attained age 55 as of the date payment(s) are to commence, the benefit is actuarially reduced for each full month by which the Participant’s first benefit payment precedes the first day of the calendar month coincident with, or next following, his sixty-fifth birthday, but in no event will such benefit be less than the benefit calculated using the early retirement reduction method described in the previous paragraph. Actuarial equivalence for purposes of reducing the benefit below age 55 is based on the actuarial assumptions used to determine the lump sum optional form of payment under this Supplement. However, in no event will the reduction be less than sixty percent (60%). Therefore, if the actuarial equivalent benefit (before applying the 60% minimum reduction) is greater than 40% of the Normal Retirement Benefit, the Deferred Vested Termination Benefit will be set equal to 40% of the Normal Retirement Benefit.
     Notwithstanding the foregoing, any supplemental benefit described in this Supplement One is not payable until the first day of the calendar month coincident with or next following the Participant’s sixty-fifth birthday, and will not be reduced for early payment.
     If a Participant receiving such benefit payment returns to work with an Affiliate after the date his benefits begin, benefit payments shall cease and shall not be paid or accrued during the period of reemployment. Section 24 of Supplement One describes how prior accrued benefits, service, and future accruals are handled upon rehire.
     17. Automatic Preretirement Survivor Annuity for Active Married Vested Participants.
     (a) Notwithstanding Section 6.1 of the Plan, for members of this Participating Group, a Participant’s surviving Spouse shall be eligible to receive a preretirement survivor annuity if the Participant has attained his Vested Termination Age or other Retirement Age, dies before his Benefit Commencement Date, and either dies while actively employed by the Company, dies while receiving Credited Service during a period of Disability or dies after attaining his Early Retirement Date but prior to his Benefit Commencement Date. Preretirement survivor annuity benefits will not be payable to the surviving Spouse unless the Participant and surviving Spouse had been married through a one-year period ending on the earlier of the Participant’s Benefit Commencement Date or his death.
     (b) The monthly amount of the surviving Spouse benefit payable to a Spouse under Subsection (a) shall be equal to:
     (1) Fifty-five percent (55%) of the reduced amount of the monthly Normal or Early Retirement benefit computed under this Supplement One, which the deceased Participant would have been entitled to receive beginning as of his Normal or Early Retirement Date, or

Supplement One	Page 7

     (2) Fifty-five percent (55%) of the reduced amount of the Participant’s vested retirement benefit computed under Paragraph 16 of Supplement One, which the deceased Participant would have been entitled to receive upon attaining his 55th birthday, if he had retired on the day immediately preceding the day on which he died with a post-retirement surviving Spouse benefit coverage in effect. Such reduced amount shall be computed giving effect to the cost of the fifty-five percent joint and survivor annuity form of payment under Paragraph 11 of Supplement One.
     (3) In the event the Participant dies prior to attaining age 65, the surviving Spouse benefit payable to the Spouse shall be increased as of the first of the month following the date the Participant would have attained age 65 to account for any supplemental benefit which the Participant would have received had he attained age 65.
     (c) The monthly surviving Spouse benefit shall be payable to the Spouse for life beginning as of the first day of the calendar month coincident with or next following the later to occur of the date of the Participant’s death or the date the Participant would have attained age 55; provided, however, that the Spouse may, by written consent filed with the Committee, elect commencement as of the first day of any month thereafter, but not later than the first of the month following the date the Participant would have attained age 65.
     18. Automatic Election of Preretirement Survivor Annuity by Married Terminated Vested Members.
     (a) A married Participant or Inactive Participant who has attained his Vested Termination Age or other Retirement Age, with at least one Hour of Service on or after August 23, 1984, and whose Vesting Service terminates thereafter, shall be deemed to have elected automatically a reduced amount of monthly retirement benefit payable to him, with the provision that if his Spouse shall be living at the effective date of the election and also at his death after such election shall have become effective, the surviving Spouse benefit shall be payable to such Spouse. Notwithstanding the preceding sentence, this section shall not apply to a Participant who (1) is actively employed by the Company or an Affiliate on January 1, 1985, (2) dies while actively employed by the Company or an Affiliate, (3) dies while receiving Credited Service during a period of Disability, or (4) dies after he has attained Early Retirement Age, but prior to his Benefit Commencement Date (the date on which a Participant’s Normal, Early or Deferred Vested Retirement Benefit is due to commence under the terms of this Supplement One).
     (1) The automatic election provided in this section 19 shall become effective, provided the Participant is then living, on the latest to occur of: (A) 12 months after the date of the Participant’s marriage; (B) the date the Participant attains his Vested Termination, Early or Normal Retirement Age; or (C) at the time the Participant’s Vesting Service terminates.

Supplement One	Page 8

     (2) Such election shall be automatically revoked under the following circumstances: (A) in the event that either (i) the Spouse dies before the Participant or (ii) the Participant becomes divorced from the Spouse, except that upon the Participant’s remarriage after the event in (i) or (ii), such automatic election shall again apply; (B) the date the Participant is reemployed by the Company, an Employer or an Affiliate; or (C) on the Benefit Commencement Date applicable to the Participant’s retirement benefit.
     (3) The automatic election may be waived by the Participant in writing after its effective date, but before the date the election is automatically revoked under (2) above, in accordance with rules adopted by the Committee. The election period applicable to such waiver by a terminated vested Participant shall begin on the date the Participant’s Vesting Service terminates and shall end on the Participant’s date of death.
     (4) An election to waive the preretirement survivor annuity shall not take effect unless the Participant’s Spouse irrevocably consents in writing to such election, which consent specifies that any further waiver by the Participant shall only be with Spousal consent, and such consent acknowledges the financial effect of such election. Spousal consent to a waiver of the preretirement survivor annuity shall not be required if the Participant establishes to the satisfaction of the Committee that such consent may not be obtained because there is no Spouse, because the Spouse cannot be located, because the Participant is legally separated from the Spouse or has been abandoned, or because of such other circumstances as the Secretary of the Treasury may, by regulation, prescribe.
     (5) If the Participant has filed a specific written waiver of such election, he may revoke such waiver at any time during the period in which he could waive such election, by executing a revocation form and filing it with the Committee. Further, a subsequent specific written waiver of the automatic election may then be made in accordance with paragraphs (3) and (4) above.
     (b) Amount of Benefits.
     (1) If Participant Survives to Benefit Commencement Date. The reduced amount of the monthly retirement benefits payable to a terminated Participant at retirement (and accordingly under Section 20, if applicable), if he does not die prior to the Benefit Commencement Date, shall be equal to an amount determined by applying to the monthly retirement benefit otherwise payable to the Participant a “Reduction Percentage” for the number of complete months during which the coverage is in effect. The Reduction Percentage shall be .0083 percent per month (one-tenth of 1 percent per year) for Participants under age 45, .0333 percent per month (four-tenths of 1 percent per year) for Participants ages 45 through 54, and .0667 percent per month (eight-tenths of 1 percent per year) for Participants ages 55 through 64. On and after October 1, 1994, the reduction described above shall apply only with respect to individuals who are Former Participants. There shall be no Reduction Percentage in effect for any month

Supplement One	Page 9

prior to the date the Committee provides notice to the Participant of his and his Spouse’s right to waive the preretirement surviving Spouse annuity.
     (2) If Participant Dies While Option is in Effect. The monthly amount of the surviving Spouse benefit payable to a Spouse eligible therefor pursuant to paragraph (1) above if the Participant dies during the period the preretirement option is in effect after the effective date of the election but before such Participant’s Benefit Commencement Date under Section 14, 15, or 16 shall be equal to-
     (A) 55 or Older. Fifty-five percent (55%) of the reduced amount of the monthly Normal or Early Retirement Benefit computed under the provisions of Section 14 or 15 which the deceased Participant would have been entitled to receive beginning as of his Normal or Early Retirement Date, or
     (B) Under Age 55. Fifty-five percent (55%) of the reduced amount of the Participant’s Vested Retirement Benefit computed under the provisions of Section 16 which the deceased Participant would have been entitled to receive at or after his fifty-fifth birthday, whichever the Participant was eligible for on the date his Vesting Service terminated, if he had retired on the day immediately preceding the day on which he died, with the post-retirement surviving Spouse benefit coverage in effect under Section 19. Such reduced amount shall be computed after giving effect to the cost of the preretirement election under this Section 18 for the period during which the option was in effect and for the 55 percent joint and survivor form of payment under Section 19. In the case of a Participant who dies prior to having attained age 65, the surviving Spouse benefit payable to the Spouse shall be increased as of the first of the month following the date the Participant would have attained age 65 in order to reflect any supplemental benefit which would have been received by the Participant.
     (c) The monthly surviving Spouse benefit shall be payable to the Spouse for life, beginning as of the first day of the calendar month coincident with or next following the later to occur of the date of the Participant’s death or the date the Participant would have attained his 55th birthday. Notwithstanding the foregoing, the surviving Spouse may elect to defer commencement of the benefit until the first day of the month following the date the Participant would have attained age 65.
     19. Automatic Post-Retirement (Joint and Survivor) Benefit.
     (a) In lieu of the monthly retirement benefit otherwise payable under this Supplement One, a married Participant who begins to receive Normal, Early or Deferred Vested Retirement Benefits under Paragraphs 14, 15 or 16 above shall be deemed to have elected automatically a reduced monthly benefit payable to him. A surviving Spouse benefit shall be payable to the Spouse (qualified joint and survivor annuity) if the Spouse is living at the Participant’s death and after the election is

Supplement One	Page 10

effective. This benefit shall not apply if a Participant dies before his Benefit Commencement Date.
     (b) The automatic election is effective on the Participant’s Benefit Commencement Date.
     (c) A Participant may waive this automatic election in writing on a form approved by the Committee. The waiver is not effective unless consented to, in writing, by the Participant’s Spouse, and filed within the 90-day period ending on the Participant’s Benefit Commencement Date. A Participant may revoke the waiver at any time during the 90-day waiver period. The Committee shall provide a written explanation of the benefit within 30-90 days before the Participant’s Benefit Commencement Date. Such waiver by the Participant shall not take effect unless the Participant’s Spouse consents, in writing, to the waiver. Spousal consent shall not be required if the Participant establishes, to the satisfaction of the Committee, that such consent may not be obtained because there is no Spouse or the Spouse cannot be located. A Participant may revoke such waiver at any time by executing a revocation form and filing it with the Committee.
     (d) The reduced amount of the Participant’s benefit under this paragraph is equal to ninety percent (90%) of the benefit otherwise payable to the Participant in the form of a life annuity. The benefit shall be reduced further by one-half percent (.5%) for each year the Participant’s age exceeds his Spouse’s age, and increased by the same percentage for each year the Spouse’s age exceeds the Participant’s age. There shall not be any reduction of any supplemental benefit payable after age 65 under Paragraphs 14,15 and 16 above.
     (e) The benefit payable to the surviving Spouse of a Participant who makes the automatic election under this paragraph is a monthly benefit equal to fifty-five percent (55%) of the reduced amount of the Participant’s monthly retirement benefit or supplemental benefit. The monthly surviving Spouse benefit is payable to the Spouse for life, beginning on the first day of the month following the Participant’s death.
     (f) The monthly surviving Spouse benefit shall be payable to the Spouse for life, beginning as of the first day of the calendar month next following the date of the Participant’s death.
     20. Optional Forms of Payment.
     (a) A Participant retiring under the Normal, Early or Deferred Vested Retirement provisions of this Supplement One may file, prior to retirement, a written election for an optional retirement benefit. The optional forms of retirement benefit are as follows:
     (1) Ten-Year Certain and Life Annuity. A ten-year certain and life annuity is a reduced monthly retirement benefit payable to the Participant for life. If the Participant dies within a ten-year period after his benefits begin, his

Supplement One	Page 11

beneficiary will continue to receive a monthly payment for the balance of the ten-year period. The annuity payable is the Actuarial Equivalent of the life annuity under Paragraphs 14, 15 and 16 above.
     (2) Lump-Sum Option. A lump-sum option is also available under this Supplement One. The lump-sum Actuarial Equivalent value shall be determined on the basis of the benefit the Participant would have been entitled to on the first day of the month following his Normal Retirement Age or the date his Vesting Service terminates, whichever is later. Any Participant receiving a distribution of a lump sum calculated as of any date during the period beginning October 1, 1994 and ended September 30, 1996, shall have the value of his lump sum recalculated as described in the preceding sentence (by using the interest rate and mortality assumptions in effect when the initial distribution was made), To the extent the recalculated value of his lump sum exceeds the amount of his actual distribution, the Plan shall distribute the excess to him as soon as administratively practicable.
     (3) Qualified Optional Survivor Annuity. Effective for distributions with Benefit Commencement Dates on and after October 1, 2008, a married Participant who begins to receive Normal, Early or Deferred Vested Retirement Benefits under Paragraphs 14, 15 and 16 above may elect, with his or her Spouse’s consent, a Qualified Optional Survivor Annuity benefit. This benefit shall be the Actuarial Equivalent of a life annuity for the Participant, with the amount payable to the surviving Spouse equal to 75% of the benefit payable during the life of the Participant. Such benefit shall end upon the death of the Spouse. The spousal consent rules of Section 19(c) shall be applicable to the election of this benefit.
     (b) No optional forms of benefits shall be granted under subparagraph (a) above which extend the payment period longer than (1) the lifetime of the Participant or joint lives of the Participant and his designated beneficiary, or (2) the Participant’s life expectancy or the joint life expectancies of the Participant and his designated beneficiary.
     (c) The qualified joint and survivor annuity shall be at least as valuable as any optional form of benefit payable under the Plan.
     21. Special Employment/Reemployment Provisions. Notwithstanding Section 2 of the Plan, and for Participants in this Participating Group only, (1) if a Participant receiving a normal, early or deferred vested retirement benefit has that benefit under paragraphs 14, 15 or 16 suspended for any month of reemployment after his Normal Retirement Age in which he has eight or more full or partial days of employment, or (2) if a Participant remains in employment of an Affiliate after his Normal Retirement Age (without a commencement of benefits under paragraph 14) for eight or more full or partial days in a month, then that Participant shall be afforded a review of his suspension of benefits.

Supplement One	Page 12

     Notwithstanding the above, no benefit payments, once they have commenced, shall be suspended for any month in which a Participant is reemployed, after his Normal Retirement Date, for fewer than eight days. In the event a Participant remains in employment with an Affiliate after his Normal Retirement Age for fewer than eight days in any month, his normal retirement benefit is payable as of the first day of the calendar month next following the month in which he first has fewer than eight days of employment.
     22. Extended Wear Away. Notwithstanding any provision of this Supplement to the contrary, with respect to each Participant covered by this Supplement One, whose Compensation exceeded $150,000 during the Plan Year ending September 30, 1993, the amount of the Participant’s Accrued Benefit shall not be less than the greater of the amount of the Participant’s Accrued Benefit, if any, determined as of September 30, 1989 under the terms of the Pension Plan as then in effect, plus such additional amount, if any, as is accrued after September 30, 1993 pursuant to the foregoing provisions of this subsection.
     23. Small Benefits. If (prior to commencement of benefits payable under the Plan) the total lump sum Actuarial Equivalent of monthly benefits payable under this Supplement One is $5,000 or less (and has never exceeded $5,000), the payment shall be made in accordance with rules established by the Committee, in the form of a lump sum after the Participant’s employment has terminated. The lump sum Actuarial Equivalent value described above shall be determined on the basis of the benefit the Participant would have been entitled to on the first day of the month following the later of his Normal Retirement Age or the date on which his Vesting Services terminates. Effective March 28, 2005, the reference in this paragraph to $5,000 shall be lowered to $1,000.
     Notwithstanding any provision of the Plan or this Supplement One to the contrary, in the event a Participant receives a lump sum distribution under this paragraph or paragraph 21(2) and the Participant is subsequently reemployed, he shall not have a right to repay the amount distributed. In addition, his accrued retirement benefit and the Credited Service upon which his benefit was calculated shall be canceled and disregarded.
     24. Reemployment of Participants Covered Under the Final Average Pay Formula. The following provisions shall apply to any Participant who previously terminated his employment with Robbins & Myers, Inc. or an Affiliate, was covered under the Robbins & Myers, Inc. Pension Plan (“Plan 21”) or Supplement One of this Plan at his date of termination and who is subsequently reemployed by the Company or an Affiliate.
     (a) Reinstatement of Vesting and Credited Service. The Participant’s Vesting Service and Credited Service, as defined in Supplement One, as of the date his employment ceases, shall be reinstated upon reemployment and will be considered Service under this Plan. The periods of Credited Service earned prior to reemployment shall be aggregated with Service credited to the Participant after his reemployment in determining the level of the Participant’s pay-based credits under Appendix B of this Plan.

Supplement One	Page 13

     (b) Prior Receipt of Lump-Sum Distribution. A Participant who received a lump-sum payment of his “Prior Accrued Benefit” under Section 6.7(2) of Plan 21, or Section 20(2) of Supplement One of this Plan shall not be permitted to repay his prior distribution to the Plan. Rather, such Participant shall have an initial account established with a balance of zero, and shall accrue additional benefits under Sections 3.2 and 3.3 of the Plan. Upon subsequent retirement or termination, the amount of the Participant’s benefit shall be determined, calculated and paid as though the Participant were then first retired based upon his Pay-Based Credits and Interest Credits from the date of his reemployment with the Company or an Affiliate.
     (c) Participants in Pay Status. Any Participant reemployed by the Company or an Affiliate after his monthly retirement benefits had begun under the Plan shall continue to be paid such monthly retirement benefits without regard to his reemployment. In addition, after his date of rehire, the Participant shall have an Account established with an initial balance of zero, and shall accrue additional benefits under Sections 3.2 and 3.3 of this Plan. Upon subsequent retirement, in addition to any benefit payments the Participant continues to receive based upon his prior retirement, the amount of such additional benefit shall be determined, calculated and paid as if the Participant were then first retired based upon his pay-based credits and interest credits from his date of reemployment with the Company or an Affiliate.
     (d) Participants Who Have Not Received Benefit Payments. Any Participant who has not received a lump-sum distribution or begun receiving periodic payments under the Plan, but who has earned a Prior Accrued Benefit as of the date of his termination of employment (regardless of whether the Participant was vested in his Prior Accrued Benefit), shall have his Prior Accrued Benefit converted into a “Starting Account Balance” under this Plan. For purposes of this section, the Starting Account Balance is the Prior Accrued Benefit converted into a lump sum using the following actuarial assumptions:
     •   The 1983 GATT mortality table,
     •   The 30-year Treasury rate for the month of August prior to the plan year in which the Participant was rehired, and
     •   Deferred to age 65 actuarial factors.
For purposes of this Section 24, the Prior Accrued Benefit means the life annuity benefit determined under Section (e) of Supplement One to Plan 21, or Section 14

Supplement One	Page 14

of Supplement One to this Plan, payable on the last day of the month following the Participant’s sixty-fifth birthday, determined as of the termination date preceding the date of his reemployment.
Effective October 1, 1999, the mortality table and interest rate assumption used to convert the Prior Accrued Benefit to a Starting Account Balance are replaced with the following:
•	The mortality table used to determine minimum lump sum distributions as defined in Section 4 of Supplement One, as amended; and

•	The interest rate used to determine minimum lump sum distributions as defined in Section 4 of Supplement One, as amended.
     25. Notwithstanding any other provision contained herein, for purposes of determining the benefits payable pursuant to this Supplement One, including without limitation benefits payable as a Normal Retirement Benefit, an Early Retirement Benefit and a Deferred Vested Termination Benefit:
     (a) Years of Credited Service as used in paragraphs 14, 15 and 16 shall be limited to those Years of Service which are earned prior to January 1, 2006;
     (b) Vesting Service used for purposes of determining the Supplemental Benefit as described in paragraph 14 shall be limited to Vesting Service earned prior to January 1, 2006; and
     (c) For purposes of Paragraphs 14, 15 and 16, a Participant’s Final Average Earnings shall be determined in accordance with paragraph 13 of Supplement One as if the Participant had terminated employment on December 31, 2005, and any changes in compensation occurring after December 31, 2005 shall not be considered.

Supplement One	Page 15

SUPPLEMENT TWO
TO THE ROBBINS & MYERS, INC. CASH BALANCE PLAN
COVERING PARTICIPATION OF
MOYNO OILFIELD PRODUCTS SALARIED EMPLOYEES (GROUP 1)
     The Moyno Oilfield Products Participating Group will be covered under the Robbins & Myers, Inc. Cash Balance Plan on the following basis:
     1. Name of Participating Group. The Moyno Oilfield Products Salaried Employees Participating Group 1.
     2. Group of Covered Employees. All salaried employees of Moyno Oilfield Products employed by Robbins & Myers, Inc. at its Fairfeld, California and Willis, Texas facilities, who participated in the Robbins & Myers, Inc. Pension Plan prior to October 1, 1999.
     3. Effective Date. January 1, 2000.
     4. Retirement Benefit. For members of this Participating Group only, the Participant’s Retirement Benefit shall be determined in the following manner: (1) prior to December 31, 1999, the Participant’s Accrued Benefit under the Pension Plan shall be determined in accordance with Supplement One to this Plan; (2) the Participant’s Accrued Benefit as of December 31, 1999 shall be converted to its Actuarial Equivalent (as determined by an Actuary) in the form of a lump sum; (3) the lump sum value of the Participant’s Accrued Benefit shall be transferred as soon as practicable after the conversion to an Account established under this Plan; and (4) effective January 1, 2000, the Participant’s Retirement Benefit shall be determined in accordance with the terms of this Plan.
     5. Transition Credits. Effective for the period commencing January 1, 2000 and ending December 31, 2008, members of this Participating Group (covered under Supplement Two) shall receive an additional pay credit of 5%, provided the member has fewer than 15 years of Service, or an additional 6.5% pay credit if the member has 15 or more years of Service.

Supplement Two	Page 1

SUPPLEMENT THREE
TO THE ROBBINS & MYERS, INC. CASH BALANCE PLAN
COVERING PARTICIPATION OF
MOYNO OILFIELD PRODUCTS SALARIED EMPLOYEES (GROUP 11)
     The Moyno Oilfield Products Participating Group 11 will be covered under the Robbins & Myers, Inc. Cash Balance Plan on the following basis:
     1. Name of Participating Group. The Moyno Oilfield Products Salaried Employees Participating Group 11.
     2. Group of Covered Employees. All salaried employees of Moyno Oil Field Products employed by Robbins & Myers, Inc. at its Fairfield, California and Willis, Texas facilities, who were covered under the Robbins & Myers, Inc. Pension Plan prior to October 1, 1999 and who terminated employment during the calendar years 1999 and 2000,
     3. Effective Date. January 1, 2000.
     4. Retirement Benefits. For members of this Participating Group only, a Participant’s retirement benefit shall be determined in accordance with the provisions of the Robbins & Myers, Inc. Pension Plan (and subsequent to October 1, 1999, Supplement One to this Plan).

SUPPLEMENT FOUR
TO THE ROBBINS & MYERS, INC. CASH BALANCE PLAN
COVERING PARTICIPATION OF
FLOW CONTROL EQUIPMENT COMPANY EMPLOYEES
     The Flow Control Equipment Company Participating Group is covered under the Robbins & Myers, Inc. Cash Balance Plan on the following basis:
     1. Name of Participating Group. The Flow Control Equipment Company Employees Participating Group.
     2. Group of Covered Employees. All employees of Flow Control Equipment Company employed by the Company as of December 31, 1999.
     3. Effective Date. Members of this Participating Group shall become eligible to participate in the Robbins & Myers, Inc. Cash Balance Plan effective as of January 1, 2000.
     4. Vesting Service. Notwithstanding any provision of the Plan to the contrary, for members of this Participating Group only, a Participant shall be credited with each year of Service performed as an employee of Robbins & Myers, Inc. or Flow Control Equipment Company for purposes of determining Service for vesting under the Plan. Employees whose employment with Flow Control Equipment Company is continued without interruption from a predecessor employer shall receive credit for Vesting Service for the period of their employment with such predecessor employer.

Supplement Four	Page 1